================================================================================

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                     -------------------------------------

                                   FORM 11-K
(Mark One)

     [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          For the fiscal year ended DECEMBER 31, 1997
                                    -----------------


     [_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

          For the transition period from ________ TO ________

     COMMISSION FILE NUMBER 1-5851
                            ------


                   RHONE-POULENC RORER EMPLOYEE SAVINGS PLAN
-------------------------------------------------------------------------------
                              (Full title of plan)


                            RHONE-POULENC RORER INC.
-------------------------------------------------------------------------------
            (Name of issuer of securities held pursuant to the plan)


      500 Arcola Road            Collegeville, Pennsylvania         19426
-------------------------------------------------------------------------------
               (Address of principal executive offices)            (Zip code)


     Registrant's telephone number, including area code:   610-454-8000
                                                           ------------

================================================================================

                   RHONE-POULENC RORER EMPLOYEE SAVINGS PLAN
                           ANNUAL REPORT ON FORM 11-K
                      For the year ended December 31, 1997



                               TABLE OF CONTENTS
                               -----------------

                                                                                          Page No.*
                                                                                          -------
(a)  FINANCIAL STATEMENTS:

          Report of Independent Accountants                                                   2

          Statements of Net Assets Available for Benefits
               at December 31, 1997 and 1996                                                  3

          Statements of Changes in Net Assets Available for Benefits
               for the years ended December 31, 1997 and 1996                                 4

          Notes to Financial Statements                                                    5-18

     SUPPLEMENTAL SCHEDULES:

          Schedule of Assets Held for Investment Purposes
               at December 31, 1997                                                          19

          Schedule of Reportable Transactions
               for the year ended December 31, 1997                                          20

*    Refers to page number in the 1997 Annual Report of the Rhone-Poulenc
     Rorer Employee Savings Plan.

(b)  EXHIBITS:

          (1) Consent of Independent Accountants.

                              ANNUAL REPORT OF THE

                   RHONE-POULENC RORER EMPLOYEE SAVINGS PLAN

                           ------------------------

                 For the years ended December 31, 1997 and 1996

                              ANNUAL REPORT OF THE
                   RHONE-POULENC RORER EMPLOYEE SAVINGS PLAN

            INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                                    __________

                                                                   Page No.
                                                                   --------

Financial Statements:

     Report of Independent Accountants                                  2

     Statements of Net Assets Available for Benefits at
          December 31, 1997 and 1996                                    3

     Statements of Changes in Net Assets Available for Benefits
          for the years ended December 31, 1997 and 1996                4

     Notes to Financial Statements                                   5-18

Supplemental Schedules:

     Line 27(a)* - Schedule of Assets Held for Investment Purposes
          at December 31, 1997                                         19

     Line 27(d)* - Schedule of Reportable Transactions
          for the year ended December 31, 1997                         20


     *  Refers to line numbers in the IRS Form 5500 (Annual Return/Report of
        Employee Benefit Plans) for the year ended December 31, 1997, which is incorporated herein by reference.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------


To the Employee Savings Plan Committee:

We have audited the accompanying statements of net assets available for benefits of Rhone-Poulenc Rorer Employee Savings Plan ("the Plan") as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules, listed in the accompanying index on page 1, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                       /s/ COOPERS & LYBRAND L.L.P.
                                       ----------------------------
                                           Coopers & Lybrand L.L.P.


Philadelphia, Pennsylvania
June 24, 1998

                   RHONE-POULENC RORER EMPLOYEE SAVINGS PLAN
                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                                                            DECEMBER 31,
                                                              ------------------------------------------
                                                                    1997                     1996
                                                              -----------------        -----------------
ASSETS
Investments                                                   $     301,702,390        $     252,294,694

Cash                                                                     16,933                       --

Receivables:
  Employer contributions                                                451,294                  419,754
  Employee contributions                                              1,363,036                1,163,750
                                                              -----------------        -----------------
                                                                      1,814,330                1,583,504

Participants' promissory notes                                        4,966,550                5,591,138
                                                              -----------------        -----------------
Total assets                                                        308,500,203              259,469,336
                                                              -----------------        -----------------
NET ASSETS AVAILABLE FOR BENEFITS                             $     308,500,203        $     259,469,336
                                                              =================        =================

                See accompanying notes to financial statements.

                   RHONE-POULENC RORER EMPLOYEE SAVINGS PLAN
           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                    1997                     1996
                                                              ----------------         ---------------
ADDITIONS
Contributions:
          Employer                                                $  6,519,225            $  5,999,573
          Employee                                                  15,944,790              15,081,198

Investment income:
          Interest & dividend income                                 9,119,975              11,391,894

Net appreciation                                                    38,502,120              36,741,869
Transfers from other plans (Note 5)                                         --               2,110,050
                                                              ----------------         ---------------
Total additions                                                     70,086,110              71,324,584
                                                              ----------------         ---------------
DEDUCTIONS
Withdrawals and terminations                                       (21,055,243)            (14,931,066)
Transfers to other plans (Note 5)                                           --             (41,648,944)
                                                              ----------------         ---------------

Total deductions                                                   (21,055,243)            (56,580,010)
                                                              ----------------         ---------------
NET INCREASE                                                        49,030,867              14,744,574

NET ASSETS AVAILABLE FOR BENEFITS:

          Beginning of year                                        259,469,336             244,724,762
                                                              ----------------         ---------------
          End of year                                             $308,500,203            $259,469,336
                                                              ================         ===============

                See accompanying notes to financial statements.

                   RHONE-POULENC RORER EMPLOYEE SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS



NOTE 1.   SUMMARY OF SIGNIFICANT PLAN PROVISIONS

Plan Description
----------------

The Rhone-Poulenc Rorer Employee Savings Plan (the "Plan") is a voluntary, defined contribution (S)401(k) plan for salaried and hourly employees of Rhone-Poulenc Rorer Inc. (the "Company") and its U.S. subsidiaries.

Trustee and Recordkeeper
------------------------

The American Express Trust Company (the "Trustee") is the Plan's recordkeeper and trustee.

Plan Administrator
------------------

The Employee Savings Plan Committee (the "Committee"), as appointed by the Company's Board of Directors, is responsible for the general administration of the Plan.

Eligibility
-----------

Employees are eligible to join the Plan following the completion of three months of service (full-time employees) or one year of service (part-time employees). As of December 31, 1997 and 1996, there were 4,998 and 4,690 participants in the Plan, respectively.

Contributions
-------------

All participant contributions are made on a before-tax basis. Each participant may invest from 1 percent to 6 percent of annual basic compensation (to a maximum of $6,000) as a basic contribution. In addition, each participant may make an additional supplemental contribution, subject to certain limitations. The total of the basic and supplemental contributions can not exceed IRS limitations for each plan year, which in 1997 was $9,500. For the 1996 plan year, the total of such contributions could not exceed $9,500. If a participant's annual contributions exceed the dollar limitation set by the IRS thereby requiring a distribution of such excess contributions, the participant will forfeit any employer contributions related to the distribution amount. Amounts forfeited will be used to reduce future employer contributions.

Employee rollover contributions from other qualified retirement plans are permitted; such contributions are subject to the conditions and procedures set forth in the Plan.

The Company's basic matching contribution for the majority of plan participants is as follows:

     Percent of Basic Contribution  Company Contribution Percentage
     -----------------------------  -------------------------------

            1st 1%                          100%
            2nd 1%                           90%
            3rd 1%                           80%
        4th through 6th 1%                   50%

Vesting
-------

All participants are fully vested at all times in all amounts held in their accounts.

Investment Options
------------------

Investment options include the following vehicles: IDS Discovery Fund, Inc.; IDS Federal Income Fund, Inc.; IDS International Fund, Inc.; IDS Managed Allocation Fund; IDS Mutual; IDS New Dimensions Fund, Inc. (collectively, the "IDS funds"); American Express Trust Equity Index Fund I; Rhone-Poulenc Rorer Inc. Interest Accumulation Account; and Rhone-Poulenc Rorer Inc. Common Stock Account (until August 31, 1997). In June 1996, four new investment options are available to participants: IDS Selective Fund, Inc.; IDS Growth Fund, Inc.; Templeton Foreign Fund (Class II), and AIM Constellation Fund. The IDS funds are managed by American Express Financial Corporation. Participants may choose any combination of available investment vehicles in increments of one percent of their contribution.

All employer contributions in 1996 and up to August 31, 1997 were made to the Rhone-Poulenc Rorer Inc. Common Stock Account. Prior to 1996, a participant could not elect to transfer employer contributions from common stock to another investment medium until the participant reached age 55. In January 1996, the Plan was amended to allow participants to transfer all employer contributions made after December 18, 1992 to another investment medium after a period of 36 months from the date of contribution, regardless of the participant's age.

On August 22, 1997 Rhone-Poulenc S.A. (RP) commenced a cash tender offer to acquire, at a purchase price of $97 per share, the remaining shares of common stock of Rhone-Poulenc Rorer Inc. (RPR) that it did not then own, including shares in the Plan. The tender was declared complete on October 1, 1997. An amount of $84,072,388 being the cash received by the Trustee for the tender of such shares by plan participants who exercised the tender by the due date of September 25, 1997, was transferred into the Interest Accumulation Fund as of October 9, 1997. The cash of $22,727,822 received by the Trustee for shares of RPR stock that were not tendered during the tender period were frozen until the cancellation of shares and was transferred into the Interest Accumulation Fund as of December 3, 1997.

Beginning September 1, 1997 employer contributions were made into the RPR Interest Accumulation Fund (See Note 8).

Withdrawals/Distributions
-------------------------

If a participant retires, dies, becomes permanently disabled, or otherwise separates from the Company, he (or in the case of death, his beneficiary) is entitled to the full amount of his account as valued on the applicable valuation date. In the event of a participant's death, distribution of his account will be made as soon as administratively practicable upon the receipt of appropriate documentation from his designated beneficiary. Distributions for reasons of retirement, permanent disability or termination will be made upon written request. Distributions of a participant's account are typically made in a single payment; however, distributions for reasons other than death may be made under a continuous withdrawal method at the discretion of the Committee. Deferrals of distributions can not be made past the age of 70 1/2.

While employed, a participant may, upon written notice, make certain withdrawals of (1) his basic and supplemental contributions made prior to July 1, 1984, with the limitation of one such withdrawal in any plan year, (2) the earnings on the pre-July 1, 1984 basic and supplemental contributions and rollover contributions, (3) employer contributions which are held in investment vehicles other than the Rhone-Poulenc Rorer Inc. Common Stock Account and which have been held in such vehicles for at least two years, and (4) post-June 30, 1984 basic and supplemental contributions for the reason of financial hardship, as defined in the Plan. Hardship withdrawals must be approved by the Committee. At the age of 59 1/2, the participant may withdraw any portion of his basic and supplemental contribution amounts.

Before-tax contributions, Company matching and supplemental contributions, and all investment earnings are fully taxable upon distribution to the participant. Special lump sum distribution rules apply for full plan withdrawals made after age 59 1/2. A ten percent surtax, as well as a twenty percent mandatory withholding, is applicable to taxable withdrawals and distributions prior to age 59 1/2, subject to certain exceptions, including distributions due to death or permanent disability.

Participants' Promissory Notes
------------------------------

Any participant who is an employee may apply for a loan provided the request does not exceed 50% of his vested account value and the total outstanding does not exceed $50,000. Company matching contributions can not be liquidated within 36 months of contribution to provide any portion of the loan principal. Only one loan may be made every 365 days and all loans are subject to approval by the Committee. Loan terms are generally limited to five years with no penalty for early repayment. Interest rates are determined by the Committee in accordance with prevailing market rates on similar types of loans. Interest paid by the participant is credited to the participant's account. If a participant defaults on an outstanding loan, the unpaid amount is treated as a taxable withdrawal and is subject to the ten percent surtax (prior to age 59 1/2) referred to above and federal income taxes. Administrative expenses associated with loans are paid by the Company.

When a participant receives a distribution from the Plan, any outstanding loan balance (plus accrued interest) will be deducted from the amount of the distribution. A participant may then either default on the loan or make arrangements to continue loan repayments beyond when he becomes entitled to a distribution as long as his remaining interest in the Plan exceeds his outstanding loan balance.

Plan Expenses
-------------

Brokerage commissions in connection with the Plan's purchase or sale of securities are added to the cost of the securities or deducted from the proceeds thereof, as the case may be. All other costs and expenses incurred in the administration of the Plan (i.e., trustee and recordkeeper fees) are currently paid by Rhone-Poulenc Rorer, Inc.

Cash Advances
-------------

In accordance with an agreement between the Company and the Trustee, the Company periodically makes cash advances to the Plan to cover temporary cash shortages in the Rhone-Poulenc Rorer Inc. Common Stock Account and the Rhone-Poulenc Rorer, Inc. Interest Accumulation Account resulting from the timing of transaction settlement. At December 31, 1997 and 1996, there were no outstanding cash advances under this arrangement.

Termination of the Plan
-----------------------

The Company's Board of Directors may amend or suspend the Plan at its discretion and may terminate the Plan at any time (although there is no present intent to do so) provided, however, that no such action may cause the participants' employee and Company contribution accounts to be used for purposes other than the exclusive benefit of the participants and their beneficiaries. If the Plan is terminated with respect to all participants or a group of participants, all such participants' accounts shall become fully vested and all accounts of participants shall be distributed as soon as administratively possible.


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting
-------------------

The financial statements of the Plan are prepared under the accrual basis of accounting.

Investment Valuation and Income Recognition
-------------------------------------------

All of the IDS funds and the American Express Trust Equity Index Fund I are stated at the fair market value of the particular fund. The Rhone-Poulenc Rorer Inc. Interest Accumulation Account is stated at contract value (cost plus interest income earned on an accrual basis) which approximates fair value. The Rhone-Poulenc Rorer Inc. Common Stock Account is stated at the fair market value of the Company's common stock.

Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. The statement of changes in net assets available for benefits presents the net appreciation in the fair value of its investments which consists of realized gains (losses) and the unrealized appreciation (depreciation) on those investments.

Risks and Uncertainties
-----------------------

The Plan provides for various investment options representing varied combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

In general, unless otherwise noted, no single common stock issue represented more than 6% of the total assets of a particular IDS fund at December 31, 1997(1996: 4%). The IDS Federal Income Fund, Inc. holds approximately 55% (1996: 81%) of its total assets in the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation with the remaining 45% (1996: 19%) held in various other U.S. government securities, primarily U.S. Treasury Bills. The IDS International Fund, Inc. holds various securities of companies located in France, Japan and the United Kingdom which comprised 12%, 11% and 10%, respectively, of the total fund balance (1996: 6%, 29%, and 15%, respectively).

The Plan requires no collateral to support its investments. The nature of the investments is discussed more fully in Note 3.

Contributions
-------------

Contributions from employees are deposited as soon as practicable but no more than thirty days after the end of the calendar month in which the Company and its participating subsidiaries make payroll deductions from plan participants. Contributions from the employees and the Company are recorded in the same period as the corresponding payroll deductions.

Related Party Transactions
--------------------------

Certain Plan investments were made in shares of mutual funds managed by an affiliate of American Express Trust Company, the Plan's trustee. Therefore, these transactions qualify as party-in-interest.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3.   SIGNIFICANT ASPECTS OF INVESTMENT OPTIONS

IDS Discovery Fund, Inc. (Class Y)
----------------------------------

The IDS Discovery Fund, Inc. (Class Y) is a diversified mutual fund that invests primarily in common stocks of small and medium size growth companies, many of which specialize in technological innovation. Total units and unit values invested in the fund at December 31, 1997 and 1996 were 894,765 at $11.743 per unit and 514,504 at $11.222 per unit, respectively. There were 1,189 participants in the fund at December 31, 1997 (1996: 1,082).

IDS Federal Income Fund, Inc. (Class Y)
---------------------------------------

The IDS Federal Income Fund, Inc. (Class Y) invests primarily in U.S. government and government agency securities. Total units and unit values invested in the fund at December 31, 1997 and 1996 were 286,530 at $5.056 per unit and 206,879 at $4.979 per unit, respectively. There were 369 participants in the fund at December 31, 1997 (1996: 387).

IDS International Fund, Inc. (Class Y)
--------------------------------------

The IDS International Fund, Inc. (Class Y) is a diversified mutual fund that invests primarily in common stocks and securities convertible into common stocks of foreign issuers. Total units and unit values invested in the fund at December 31, 1997 and 1996 were 381,478 at $10.191 per unit and 435,488 at
$10.438 per unit, respectively. There were 813 participants in the fund at December 31, 1997 (1996: 968).

IDS Managed Allocation Fund (Class Y)
-------------------------------------

The IDS Managed Allocation Fund (Class Y), a part of IDS Managed Retirement Fund, Inc., is a diversified mutual fund that invests in common and preferred stocks, convertible securities, debt securities and money market instruments issued by both U.S. and foreign companies. Total units and unit values invested in the fund at December 31, 1997 and 1996 were 770,011 at $10.955 per unit and 653,849 at $11.227 per unit, respectively. There were 1,087 participants in the fund at December 31, 1997 (1996: 1,180).

IDS Mutual (Class Y)
--------------------

IDS Mutual (Class Y), a part of IDS Investment Series, Inc., is a diversified mutual fund that invests in common stocks and senior securities (preferred stock and debt securities) issued by U.S. and foreign companies as well as convertible securities and money market instruments. Total units and unit values invested in the fund at December 31, 1997 and 1996 were 669,320 at $13.728 per unit and 481,343 at $13.478 per unit, respectively. There were 1,187 participants in the fund at December 31, 1997 (1996: 1,160).

IDS New Dimensions Fund, Inc. (Class Y)
---------------------------------------

The IDS New Dimensions Fund, Inc. (Class Y) is a diversified mutual fund that invests primarily in common stocks and securities convertible into common stocks of U.S. and foreign companies. Total units and unit values invested in the fund at December 31, 1997 and 1996 were 1,405,552 at $23.862 per unit and 1,013,825 at $20.708 per unit, respectively. There were 2,294 participants in the fund at December 31, 1997 (1996: 2,094).


IDS Growth Fund, Inc. (Class Y)
-------------------------------

The IDS Growth Fund, Inc. (Class Y) is a diversified mutual fund that invests in stocks of U.S. companies. Total units and unit values invested in the fund at December 31, 1997 and 1996 were 348,451 at $31.790 per unit and 58,776 at
$27.137 per unit, respectively. There were 957 participants in the fund at December 31, 1997 (1996: 299).

IDS Selective Fund, Inc. (Class Y)
----------------------------------

The IDS Selective Fund, Inc. (Class Y) is a diversified mutual fund that invests in the bonds of U.S. and foreign issuers. Total units and unit values invested in the fund at December 31, 1997 and 1996 were 54,428 at $9.180 per unit and 15,627 at $9.104 per unit, respectively. There were 75 participants in the fund at December 31, 1997 (1996: 28).

AIM Constellation Fund
----------------------

AIM Constellation Fund, a part of AIM Equity Funds, Inc., is a diversified mutual fund that invests in common stock, with emphasis on medium-sized and smaller companies. Total units and unit values invested in the fund at December 31, 1997 and 1996 were 276,047 at $26.380 per unit and 64,240 at $25.260 per unit, respectively. There were 756 participants in the fund at December 31, 1997 (1996: 313).

Templeton Foreign Fund (Class II)
---------------------------------

Templeton Foreign Fund (Class II), a part of Templeton Funds, Inc., is a diversified mutual fund that invests in stocks and debt obligations of companies and governments outside of the U.S. Total units and unit values invested in the fund at December 31, 1997 and 1996 were 442,673 at $9.950 per unit and 11,839 at $10.360 per unit, respectively. There were 599 participants in the fund at December 31, 1997 (1996: 187).

American Express Trust Equity Index Fund I
------------------------------------------

The American Express Trust Equity Index Fund I is a fund of common stocks designed to closely match the total investment performance of the Standard and Poor's 500 Composite Stock Index (the "S&P 500 Index"). The American Express account portfolio contains all common stock issues represented in the S&P 500 Index except for stock of American Express Financial Corporation. No single common stock issue can exceed 10% of the account portfolio at the time of purchase. The fund is passively maintained; transactions occur only for the purpose of investing new contributions, funding withdrawals, or adjusting to changes made in the composition of stocks included in the S&P 500 Index. Total units and unit values invested in the fund at December 31, 1997 and December 31, 1996 were 1,629,437 at $27.252 per unit and 1,385,027 at $20.506 per unit, respectively. There were 2,112 participants in the fund at December 31, 1997 (1996: 1,882).

Rhone-Poulenc Rorer Inc. Interest Accumulation Account
------------------------------------------------------

The Rhone-Poulenc Rorer Inc. Interest Accumulation Account is a pool of interest-bearing contracts, the principal and interest of which are guaranteed by the issuing companies. The Plan's share represents 95.8% of the aggregate pooled account at December 31, 1997. Issuing companies of contracts in the account at December 31, 1997 were Aetna Life Insurance Company, John Hancock Mutual Life Insurance Company, Metropolitan Life Insurance, Principal Mutual Life Insurance Company, The Prudential Insurance Company of America, New York Life Insurance Company, Pacific Life Insurance Company and Transamerica Occidental Life Insurance Company. The contracts, which had an aggregate fair market value of $173,988,682 are considered fully benefit-responsive. Each contract is subject to early termination penalties which may be significant.
The interest rates on funds on deposit in the account ranged from 5.53% to 9.06% in 1997 (from 5.53% to 9.05% in 1996). The weighted average interest rate of all outstanding contracts at December 31, 1997 was 7.01% (1996: 7.56%). There were 4,361 participants in the account at December 31, 1997 (1996: 3,006).

Rhone-Poulenc Rorer Inc. Common Stock Account
---------------------------------------------

At December 31, 1997, there were no units invested and no participants in this fund. Prior to that, this account consisted of Rhone-Poulenc Rorer Inc. common stock acquired at the prevailing market price and temporary investments held by the Trustee. Total RPR common stock shares held in the aggregate account as of December 31, 1996 was 1,323,219. Share value as of December 31, 1996 was $78.125 per share. There were 4,460 participants in the account at December 31, 1996. The amount of this account that was non-participant-directed at December 31, 1996 approximated $24.9 million which was primarily related to the past 36 months of employer contributions.

Allocation of Investment Performance
------------------------------------

Investment performance (i.e., interest and dividends) within the Funds is allocated to participant accounts based on a participant's relative unit value interest in an individual fund at the earnings date.


NOTE 4.   TAX STATUS

The Company obtained a determination letter from the Internal Revenue Service ("IRS") in May 1995 stating that the Plan, as amended and restated effective January 1, 1992, qualifies under (S)401(a) of the Internal Revenue Code and is therefore exempt from income taxes thereunder. The Committee believes that the Plan is operating in compliance with all applicable IRS regulations.


NOTE 5.   TRANSFERS TO AND FROM THE PLAN

Effective January 1, 1996, plan assets totaling $41,648,944 were transferred from the Plan into two separate (S)401(k) savings plans established by Centeon L.L.C., a joint venture company. The amount represented participant balances of 1,522 former Company employees who transferred to Centeon L.L.C. The amount of the transfer by fund/account was as follows:

IDS Discovery Fund, Inc.                                                                     $      615,201
IDS Federal Income Fund, Inc.                                                                       266,103
IDS International Fund, Inc.                                                                        819,377
IDS Managed Allocation Fund                                                                       1,131,281
IDS Mutual                                                                                        1,782,821
IDS New Dimensions Fund, Inc.                                                                     2,175,529
IDS Selective Fund, Inc.                                                                            192,683
American Express Trust Equity Index Fund I                                                        3,302,159
Rhone-Poulenc Rorer Inc. Interest Accumulation Account                                           14,338,100
Rhone-Poulenc Rorer Inc. Common Stock Account                                                    15,099,615
Participants' Promissory Notes Account                                                            1,926,075
                                                                                             --------------
                                                                                             $   41,648,944
                                                                                             ==============

Effective May 1, 1996, plan assets of the Applied Immune Sciences, Inc. Employee Savings Plan totaling $2,110,050 were transferred into the Plan.

NOTE 6.   NET ASSETS AVAILABLE FOR BENEFITS BY ACCOUNT

Net assets available for benefits by account at December 31, 1997 and 1996 were as follows:

                                                                                          DECEMBER 31, 1997
                                          IDS           IDS FEDERAL           IDS            IDS MANAGED
                                      DISCOVERY           INCOME         INTERNATIONAL        ALLOCATION
                                      FUND, INC.        FUND, INC.        FUND, INC.             FUND
                                  -----------------  ----------------  ----------------  -------------------
ASSETS
Investments                             $10,507,230        $1,448,694        $3,887,645           $8,435,473
Cash

Receivables:
Employer contributions
Employee contributions                       80,656            18,562            36,856               76,507
Loans to participants

Inter-fund transfers pending                   (453)               --             5,436               (3,003)
                                  -----------------  ----------------  ----------------  -------------------
Total assets                             10,587,433         1,467,256         3,929,937            8,508,977
                                  -----------------  ----------------  ----------------  -------------------
NET ASSETS AVAILABLE
FOR BENEFITS                            $10,587,433        $1,467,256        $3,929,937           $8,508,977
                                  =================  ================  ================  ===================


                                                          IDS NEW             IDS              IDS
                                                         DIMENSIONS          GROWTH         SELECTIVE
                                      IDS MUTUAL         FUND, INC.        FUND, INC.       FUND, INC.
                                  ------------------  ---------------  -----------------  -------------
ASSETS
Investments                               $9,188,423      $33,539,272        $11,077,244      $499,649
Cash

Receivables:
Employer contributions
Employee contributions                        86,413          243,849             92,417         4,509
Loans to participants

Inter-fund transfers pending                  15,434          285,887             37,324        10,000
                                  ------------------  ---------------  -----------------  ------------
Total assets                               9,290,270       34,069,008         11,206,985       514,158
                                  ------------------  ---------------  -----------------  ------------
NET ASSETS AVAILABLE
FOR BENEFITS                              $9,290,270      $34,069,008        $11,206,985      $514,158
                                  ==================  ===============  =================  ============

                                                                                             RHONE-POULENC
                                                                             AMERICAN         RORER INC.
                                          AIM             TEMPLETON        EXPRESS TRUST       INTEREST
                                     CONSTELLATION         FOREIGN         EQUITY INDEX      ACCUMULATION
                                         FUND               FUND              FUND I            ACCOUNT
                                  ------------------  ----------------  -----------------  ---------------
ASSETS
Investments                               $7,282,116        $4,404,592        $44,405,421     $167,026,631
Cash                                                                                                16,933

Receivables:
Employer contributions                            --                --                 --          451,294
Employee contributions                        64,765            50,603            201,789          406,110
Loans to participants

Inter-fund transfers pending                  65,412             5,000              3,755         (424,792)
                                  ------------------  ----------------  -----------------  ---------------
Total assets                               7,412,293         4,460,195         44,610,965      167,476,176
                                  ------------------  ----------------  -----------------  ---------------
LIABILITIES
NET ASSETS AVAILABLE
FOR BENEFITS                              $7,412,293        $4,460,195        $44,610,965     $167,476,176
                                  ==================  ================  =================  ===============



                                   RHONE-POULENC           PARTICIPANTS'
                                     RORER INC.             PROMISSORY
                                    COMMON STOCK              NOTES                  COMBINED
                                      ACCOUNT                ACCOUNT                 ACCOUNTS
                                  ----------------        --------------          -------------
ASSETS
Investments                         $          --            $       --             $301,702,390
Cash                                                                                      16,933

Receivables:
Employer contributions                         --                    --                  451,294
Employee contributions                         --                    --                1,363,036
Loans to participants                                         4,966,550                4,966,550

Inter-fund transfers pending                   --                    --                       --
                                  ---------------        --------------            -------------

Total assets                                   --             4,966,550              308,500,203
                                  ---------------        --------------            -------------
LIABILITIES
NET ASSETS AVAILABLE
FOR BENEFITS                        $          --            $4,966,550             $308,500,203
                                  ===============        ==============            =============

                               DECEMBER 31, 1996

                                         IDS          IDS FEDERAL            IDS           IDS MANAGED
                                      DISCOVERY          INCOME         INTERNATIONAL       ALLOCATION
                                      FUND, INC.       FUND, INC.        FUND, INC.            FUND
                                  -----------------------------------------------------------------------
ASSETS
Investments                           $5,773,767        $1,030,052         $4,545,629       $7,340,762

Receivables:
Employer contributions                        --                --                 --               --
Employee contributions                    71,282            18,854             56,477           86,227
Loans to participants                         --                --                 --               --

Inter-fund transfers pending             (10,000)               --                 --          (17,294)
                                  -----------------------------------------------------------------------

Total assets                           5,835,049         1,048,906          4,602,106        7,409,695
                                  -----------------------------------------------------------------------

NET ASSETS AVAILABLE
FOR BENEFITS                          $5,835,049        $1,048,906         $4,602,106       $7,409,695
                                  =======================================================================

                                                                                             RHONE-POULENC
                                                                            AMERICAN          RORER INC.
                                          AIM            TEMPLETON       EXPRESS TRUST         INTEREST
                                     CONSTELLATION        FOREIGN         EQUITY INDEX       ACCUMULATION
                                         FUND              FUND              FUND I             ACCOUNT
                                  ----------------------------------------------------------------------------
ASSETS
Investments                             $1,622,702       $1,158,649        $28,401,371         $86,358,686

Receivables:
Employer contributions                          --               --                 --                  --
Employee contributions                      36,875           16,740            130,975             233,569
Loans to participants                           --               --                 --                  --

Inter-fund transfers pending                    --           18,290            (28,000)            100,510
                                  ----------------------------------------------------------------------------

Total assets                             1,659,577        1,193,679         28,504,346          86,692,765
                                  ----------------------------------------------------------------------------

NET ASSETS AVAILABLE
FOR BENEFITS                            $1,659,577       $1,193,679        $28,504,346         $86,692,765
                                  ============================================================================

                                                        IDSNEW             IDS              IDS
                                                       DIMENSIONS         GROWTH         SELECTIVE
                                      IDS MUTUAL       FUND, INC.       FUND, INC.       FUND, INC.
                                  ------------------------------------------------------------------
ASSETS
Investments                           $6,487,535       $20,994,286       $1,594,997         $142,272

Receivables:
Employer contributions                        --                --               --               --
Employee contributions                    81,271           213,194           30,134            2,736
Loans to participants                         --                --               --               --

Inter-fund transfers pending                  --            12,294           (1,000)              --
                                  ------------------------------------------------------------------

Total assets                           6,568,806        21,219,774        1,624,131          145,008
                                  ------------------------------------------------------------------

NET ASSETS AVAILABLE
FOR BENEFITS                          $6,568,806       $21,219,774       $1,624,131         $145,008
                                  ==================================================================


                                     RHONE-POULENC         PARTICIPANTS'
                                       RORER INC.           PROMISSORY
                                      COMMON STOCK            NOTES              COMBINED
                                        ACCOUNT              ACCOUNT             ACCOUNTS
                                    -----------------------------------------------------------
ASSETS
Investments                             $86,843,986       $       --            $252,294,694

Receivables:
Employer contributions                      419,754               --                 419,754
Employee contributions                      185,416               --               1,163,750
Loans to participants                            --        5,591,138               5,591,138

Inter-fund transfers pending                (94,651)          19,851                      --
                                  --------------------------------------------------------------

Total assets                             87,354,505        5,610,989             259,469,336
                                  --------------------------------------------------------------

NET ASSETS AVAILABLE
FOR BENEFITS                            $87,354,505       $5,610,989            $259,469,336
                                  ==============================================================

                                                        (continued on next page)

NOTE 7.  CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY ACCOUNT

Changes in net assets available for benefits by account for the years ended December 31, 1997 and 1996 were as follows:

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                          IDS           IDS FEDERAL            IDS            IDS MANAGED
                                       DISCOVERY           INCOME         INTERNATIONAL        ALLOCATION
                                      FUND, INC.         FUND, INC.         FUND, INC.            FUND
                                  -------------------------------------------------------------------------
ADDITIONS
Contributions:
Employer                                 $     --          $     --            $     --          $     --
Employee                                  862,152           308,715             531,453           973,563

Investment income:
Interest & dividend income              1,244,256            80,688             176,290         1,280,449

Net appreciation
(depreciation)                           (393,141)           20,360             (81,573)         (222,106)

Transfers from other plans                     --                --                  --                --
                                  -------------------------------------------------------------------------
Total additions                         1,713,267           409,763             626,170         2,031,906
                                  -------------------------------------------------------------------------
DEDUCTIONS
Withdrawals and
terminations                             (503,771)         (101,923)           (586,374)         (625,790)
Transfers to other plans                       --                --                  --                --
                                  -------------------------------------------------------------------------
Total deductions                         (503,771)         (101,923)           (586,374)         (625,790)
                                  -------------------------------------------------------------------------
INCREASE (DECREASE) BEFORE
 INTER-FUND TRANSFERS
                                        1,209,496           307,840              39,796         1,406,116
Inter-fund transfers                    3,542,888           110,510            (711,965)         (306,834)
                                  -------------------------------------------------------------------------
NET INCREASE
(DECREASE)                              4,752,384           418,350            (672,169)        1,099,282

NET ASSETS AVAILABLE
FOR BENEFITS:
Beginning of year                       5,835,049         1,048,906           4,602,106         7,409,695
                                  -------------------------------------------------------------------------
End of year                           $10,587,433        $1,467,256          $3,929,937        $8,508,977
                                  =========================================================================


                                                              IDS NEW              IDS
                                                             DIMENSIONS           GROWTH
                                      IDS MUTUAL              FUND, INC.         FUND, INC.
                                  -----------------------------------------------------------
ADDITIONS
Contributions:
Employer                            $       --             $        --          $      --
Employee                             1,087,240               2,751,456            827,827

Investment income:
Interest & dividend income           1,300,690               2,542,520            333,243

Net appreciation (depreciation)
                                       (17,026)              2,712,932           (288,699)

Transfers from other plans                  --                      --                 --
                                   -------------------------------------------------------
Total additions                      2,370,904               8,006,908            872,371
                                  --------------------------------------------------------
DEDUCTIONS
Withdrawals and
terminations                          (664,748)             (1,893,451)          (104,901)
Transfers to other plans                    --                     --                  --
                                  --------------------------------------------------------
Total deductions                      (664,748)             (1,893,451)          (104,901)
                                  --------------------------------------------------------
INCREASE (DECREASE) BEFORE
 INTER-FUND TRANSFERS
                                     1,706,156               6,113,457            767,470
Inter-fund transfers                 1,015,308               6,735,777          8,815,384
                                  --------------------------------------------------------
NET INCREASE (DECREASE)
                                     2,721,464              12,849,234          9,582,854
NET ASSETS AVAILABLE
FOR BENEFITS:
Beginning of year                    6,568,806              21,219,774          1,624,131
                                  -------------------------------------------------------
End of year                         $9,290,270             $34,069,008        $11,206,985
                                  =======================================================

                                                       (continued on next page)

NOTE 7.   CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY ACCOUNT (CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                                                     AMERICAN
                                         IDS               AIM                TEMPLETON           EXPRESS TRUST
                                      SELECTIVE       CONSTELLATION       FOREIGN FUND, INC.       EQUITY INDEX
                                     FUND, INC.         FUND, INC.                                    FUND I
                                  ---------------   ------------------    -------------------   ----------------
ADDITIONS
Contributions:
Employer                              $      --          $       --              $       --         $        --
Employee                                151,311             629,921                 459,007           1,987,186

Investment income:
Interest & dividend income               18,714             517,641                 398,225              55,243

Net appreciation
(depreciation)                           14,796            (538,148)               (361,974)          9,631,905

Transfers from other plans                   --                  --                      --                  --
                                      ---------          ----------              ----------         -----------
Total additions                         184,821             609,414                 495,258          11,674,334
                                      ---------          ----------              ----------         -----------

DEDUCTIONS
Withdrawals and
terminations                             (3,959)           (109,681)                (93,588)         (2,465,646)
Transfers to other plans                     --                  --                      --                  --
                                      ---------          ----------              ----------         -----------

Total deductions                         (3,959)           (109,681)                (93,588)         (2,465,646)
                                      ---------          ----------              ----------         -----------

INCREASE (DECREASE)
BEFORE INTER-FUND
TRANSFER                                180,862             499,733                 401,670           9,208,688

Inter-fund transfers                    188,288           5,252,983               2,864,846           6,897,931
                                      ---------          ----------              ----------         -----------

NET INCREASE
(DECREASE)                              369,150           5,752,716               3,266,516          16,106,619

NET ASSETS AVAILABLE
FOR BENEFITS:
Beginning of year                       145,008           1,659,577               1,193,679          28,504,346
                                      ---------          ----------              ----------         -----------

End of year                            $514,158          $7,412,293              $4,460,195         $44,610,965
                                      =========          ==========              ==========         ===========


                                   RHONE-POULENC
                                     RORER INC.          RHONE-POULENC    PARTICIPANTS
                                      INTEREST            RORER INC.       PROMISSORY
                                    ACCUMULATION         COMMON STOCK        NOTES               COMBINED
                                      ACCOUNT               ACCOUNT         ACCOUNT              ACCOUNTS
                                 ---------------       ---------------   ------------        --------------
ADDITIONS
Contributions:
Employer                          $  2,018,433       $   4,500,792       $    --              $  6,519,225
Employee                             3,674,541           1,700,418            --                15,944,790

Investment income:
Interest & dividend income              (1,025)          1,173,041            --                 9,119,975

Net appreciation
(depreciation)                       7,736,865          20,287,929            --                38,502,120

Transfers from other plans                  --                  --            --                        --
                                  ------------       -------------     ----------             ------------

Total additions                     13,428,814          27,662,180            --                70,086,110
                                  ------------       -------------     ----------             ------------
DEDUCTIONS
Withdrawals and
terminations                       (10,099,543)         (3,801,868)           --               (21,055,243)
Transfers to other plans                    --                  --            --                        --
                                  ------------       -------------     ----------             ------------

Total deductions                   (10,099,543)         (3,801,868)           --               (21,055,243)
                                  ------------       -------------     ----------             ------------

INCREASE (DECREASE)
BEFORE INTER-FUND
TRANSFER                             3,329,271          23,860,312            --                49,030,867

Inter-fund transfers                77,454,140        (111,214,817)      (644,439)                      --
                                  ------------       -------------     ----------             ------------

NET INCREASE
(DECREASE)                          80,783,411         (87,354,505)      (644,439)              49,030,867

NET ASSETS AVAILABLE
FOR BENEFITS:
Beginning of year                   86,692,765          87,354,505      5,610,989              259,469,336
                                  ------------       -------------     ----------             ------------
End of year                       $167,476,176       $          --     $4,966,550             $308,500,203
                                  ============       =============     ==========             ============

NOTE 7.   CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY ACCOUNT (CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                       IDS            IDS FEDERAL           IDS             IDS MANAGED
                                    DISCOVERY           INCOME         INTERNATIONAL        ALLOCATION
                                    FUND, INC.         FUND, INC.        FUND, INC.            FUND
                                   ----------         ----------       -----------         -----------
ADDITIONS
Contributions:
Employer                           $       --         $       --       $        --         $        --
Employee                              976,967            319,471           741,954           1,235,378

Investment income:
Interest & dividend income            737,570             64,880           289,382           1,049,685

Net appreciation
(depreciation)                        270,067            (34,023)           78,017            (207,813)

Transfers from other plans                 --                 --           172,194                  --
                                   ----------         ----------       -----------         -----------
Total additions                     1,984,604            350,328         1,281,547           2,077,250
                                   ----------         ----------       -----------         -----------
DEDUCTIONS
Withdrawals and
terminations                         (333,243)          (144,111)         (265,816)           (381,363)
Transfers to other plans             (615,201)          (266,103)         (819,377)         (1,131,281)
                                   ----------         ----------       -----------         -----------
Total deductions                     (948,444)          (410,214)       (1,085,193)         (1,512,644)
                                   ----------         ----------       -----------         -----------
INCREASE (DECREASE)
BEFORE INTER-FUND
TRANSFERS                           1,036,160            (59,886)          196,354             564,606

Inter-fund transfers                  502,963            (98,896)         (150,388)         (1,499,221)
                                   ----------         ----------       -----------         -----------
NET INCREASE
(DECREASE)                          1,539,123           (158,782)           45,966            (934,615)

NET ASSETS AVAILABLE
FOR BENEFITS:
Beginning of year                   4,295,926          1,207,688         4,556,140           8,344,310
                                   ----------         ----------       -----------         -----------
End of year                        $5,835,049         $1,048,906       $ 4,602,106         $ 7,409,695
                                   ==========         ==========       ===========         ===========



                                                       IDS NEW              IDS
                                                      DIMENSIONS           GROWTH
                                  IDS MUTUAL          FUND, INC.         FUND, INC.
                                  -----------        -----------        -----------
ADDITIONS
Contributions:
Employer                         $       --         $        --        $       --
Employee                           1,112,764          2,751,585           197,670

Investment income:
Interest & dividend income           616,900            806,282            38,642

Net appreciation
(depreciation)                       645,999          2,737,967            63,561

Transfers from other plans                --            884,727                --
                                 -----------        -----------        ----------
Total additions                    2,375,663          7,180,561           299,873
                                 -----------        -----------        ----------
DEDUCTIONS
Withdrawals and
terminations                        (431,549)          (828,338)          (41,295)
Transfers to other plans          (1,782,821)        (2,175,529)               --
                                 -----------        -----------        ----------
Total deductions                  (2,214,370)        (3,003,867)          (41,295)
                                 -----------        -----------        ----------
INCREASE (DECREASE)
BEFORE INTER-FUND
TRANSFERS                            161,293          4,176,694           258,578

Inter-fund transfers                (185,528)         2,849,704         1,365,553
                                 -----------        -----------        ----------
NET INCREASE
(DECREASE)                           (24,235)         7,026,398         1,624,131

NET ASSETS AVAILABLE
FOR BENEFITS:
Beginning of year                  6,593,041         14,193,376                --
                                 -----------        -----------        ----------
End of year                      $ 6,568,806        $21,219,774        $1,624,131
                                 ===========        ===========        ==========

(continued on next page)

NOTE 7.   CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY ACCOUNT (CONTINUED)


                                                                FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                                     RHONE-POULENC
                                                                                                      AMERICAN         RORER INC.
                                          IDS               AIM                 TEMPLETON           EXPRESS TRUST       INTEREST
                                       SELECTIVE       CONSTELLATION             FOREIGN            EQUITY INDEX      ACCUMULATION
                                       FUND, INC.        FUND, INC.             FUND, INC.             FUND I            ACCOUNT
                                      ------------     -------------          --------------      ----------------  ---------------
ADDITIONS
Contributions:
Employer                              $      --        $        --             $        --        $         --        $         --
Employee                                 11,008            219,032                 104,680           1,699,611           3,416,209

Investment income:
Interest & dividend income                5,520             52,674                  37,590             459,270           5,914,006

Net appreciation
(depreciation)                            1,302              6,184                  21,297           5,038,136                  --

Transfers from other plans                   --                 --                      --             152,302             894,111
                                     ----------        -----------             -----------        ------------        ------------
Total additions                          17,830            277,890                 163,567           7,349,319          10,224,326
                                     ----------        -----------             -----------        ------------        ------------
DEDUCTIONS
Withdrawals and
terminations                                 --            (53,453)                (14,260)         (1,184,912)         (7,659,012)
Transfers to other plans                     --                 --                      --          (3,302,159)        (14,338,100)
                                     ----------        -----------             -----------        ------------        ------------

Total deductions                             --            (53,453)                (14,260)         (4,487,071)        (21,997,112)
                                     ----------        -----------             -----------        ------------        ------------

INCREASE (DECREASE)
BEFORE INTER-FUND
TRANSFER                                 17,830            224,437                 149,307           2,862,248         (11,772,786)

Inter-fund transfers                    127,178          1,435,140               1,044,372           1,087,172            (779,354)
                                     ----------        -----------             -----------        ------------        ------------
NET INCREASE
(DECREASE)                              145,008          1,659,577               1,193,679           3,949,420         (12,552,140)

NET ASSETS AVAILABLE
FOR BENEFITS:
Beginning of year                            --                 --                      --          24,554,928          99,244,905
                                     ----------        -----------             -----------        ------------        ------------
End of year                          $  145,008        $ 1,659,577             $ 1,193,679        $ 28,504,346        $ 86,692,765
                                     ==========        ===========             ===========        ============        ============


                                                  RHONE-POULENC                PARTICIPANTS'
                                                   RORER INC.                   PROMISSORY
                                                  COMMON STOCK                    NOTES                       COMBINED
                                                    ACCOUNT                      ACCOUNT                      ACCOUNTS
                                                 ----------------            ----------------           -----------------
ADDITIONS
Contributions:
Employer                                         $   5,999,573               $         --                $     5,999,573
Employee                                             2,294,869                         --                     15,081,198

Investment income:                                     953,316                    366,177                     11,391,894
Interest & dividend income

Net appreciation
(depreciation)                                      28,121,175                         --                     36,741,869

Transfers from other plans                                  --                      6,716                      2,110,050
                                                 -------------               ------------                ---------------
Total additions                                     37,368,933                    372,893                     71,324,584
                                                 -------------               ------------                ---------------

DEDUCTIONS
Withdrawals and
terminations                                        (3,593,714)                        --                    (14,931,066)
Transfers to other plans                           (15,292,298)                (1,926,075)                   (41,648,944)
                                                 -------------               ------------                ---------------

Total deductions                                   (18,886,012)                (1,928,075)                   (56,580,010)
                                                 -------------               ------------                ---------------

INCREASE (DECREASE)
BEFORE INTER-FUND
TRANSFER                                            18,482,921                 (1,553,182)                   (14,744,574)

Inter-fund transfers                                (5,500,723)                  (197,972)(1)                         --
                                                 -------------               ------------                  -------------
NET INCREASE
(DECREASE)                                          12,982,198                 (1,751,154)                   (14,744,574)

NET ASSETS AVAILABLE
FOR BENEFITS:
Beginning of year                                   74,372,307                  7,362,143                    244,724,762
                                                 -------------               ------------                  -------------
End of year                                      $  87,354,505               $  5,610,989                  $ 259,469,336
                                                 =============               ============                  =============

(1) 1996 inter-fund transfers include new loan issued of $2,303,336 and repayments of $2,014,457.

NOTE 8.   SUBSEQUENT EVENT

Effective March 1, 1998 employees were permitted to contribute up to 18% of total compensation (includes base salary, overtime and short-term incentive compensation, such as, bonus and commissions) subject to the IRS limitation of a maximum of $10,000 for all before tax contributions for 1998. Rhone-Poulenc Rorer's matching contribution was increased to 100% on up to the first 6% of employee contributions. Rhone-Poulenc Rorer's match was made in American Depository shares of Rhone-Poulenc S.A.

                            SUPPLEMENTAL SCHEDULES

                    RHONE-POULENC RORER EMPLOYEE SAVINGS PLAN
           LINE 27A - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES



     Party
  in-interest         Identity of Issue                        Description of Asset
---------------------------------------------------------------------------------------------------------
      *           IDS Discovery Fund, Inc. (Class Y)           Equity mutual fund
                                                               (894,765 units at $11.743 per unit)

      *           IDS Federal Income Fund, Inc. (Class Y)      Fixed income mutual fund
                                                               (286,530 units at $5.056 per unit)

      *           IDS International Fund, Inc. (Class Y)       Equity mutual fund
                                                               (381,478 units at $10.191 per unit)

      *           IDS Managed Allocation Fund (Class Y)        Balanced mutual fund
                                                               (770,011 units at $10.955 per unit)

      *           IDS Mutual (Class Y)                         Balanced mutual fund
                                                               (669,320 units at $13.728 per unit)

      *           IDS New Dimensions Fund, Inc. (Class Y)      Equity mutual fund
                                                               (1,405,552 units at $23.862 per unit)

      *           IDS Selective Fund, Inc. (Class Y)           Equity mutual fund
                                                               (54,428 units at $9.180 per unit)

      *           IDS Growth Fund, Inc. (Class Y)              Equity mutual fund
                                                               (348,451 units at $31.790 per unit)

      N/A         AIM Constellation Fund                       Equity mutual fund
                                                               (276,047 units at $26.380 per unit)

      N/A         Templeton Foreign Fund (Class II)            Equity mutual fund
                                                               (442,673 units at $9.950 per unit)

      *           American Express Trust Equity Index Fund I   Equity index fund

      N/A         Rhone-Poulenc Rorer Inc. Interest            Pooled fund of guaranteed insurance contracts
                  Accumulation Account                         (Interest rates ranging from 5.53% to 9.06%;
                                                               mature at various dates from 1/30/98 to 1/13/06)



                                                 December 31, 1997
                                              -----------------------
                                               Cost          Current Value
                                          -------------      -------------
                                          $ 11,081,869       $ 10,507,230

                                             1,434,294          1,448,694

                                             3,947,985          3,887,645

                                             8,900,720          8,435,473

                                             8,970,328          9,188,423

                                            27,387,976         33,539,272

                                               496,756            489,649

                                            11,256,538         11,077,244

                                             7,804,722          7,282,116

                                             4,767,752          4,404,592

                                            26,813,294         44,405,421

                                           148,347,141        167,026,631
                                          ------------       ------------
                                          $261,189,375       $301,702,390
                                          ============       ============


* See the attached "Schedule of Reportable Transactions" for details of transactions with parties-in-interest.

                   RHONE-POULENC RORER EMPLOYEE SAVINGS PLAN
                   LINE 27D - SCHEDULE OF REPORTABLE TRANSACTIONS


FOR THE YEAR ENDED DECEMBER 31, 1997

Identity of Party                                 Number of       Net Purchase
    Involved           Description of Asset     Transactions         Price
-----------------      -------------------      ------------      -------------



FOR THE YEAR ENDED DECEMBER 31, 1997

Net Selling                Current       Net Gain
   Price         Cost       Value        or (Loss)
-----------    -------    ---------    -------------



                 (SEE AMERICAN EXPRESS TRUST REPORT ATTACHED)

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                               APR SAVINGS PLAN                PAGE 11
                           FROM 1/1/97 TO 12/31/197
                                                               ACCOUNT DNO143000

   DATE         SHARES/        UNIT   EXPENSE     PRINCIPAL       COST          REALIZED
BOUGHT/SOLD    PAR VALUE      PRICE   INCURRED      CASH       ADJUSTMENT      GAIN/LOSS
-----------    ---------      -----   --------    ---------    ----------      ---------
BEGINNING MARKET VALUE       257,875,774.56
COMPARATIVE VALUE (5%)        12,893,766.73
----------------------       --------------

          CATEGORY 1 - SINGLE TRANSACTION EXCEEDS 5% OF VALUE

ISSUE: 990008831 - APR POOLED STOCK FUND
10/09/97     $  3,005,876     20.085     0         62,777,712  $  33,992,037   28,785,675
ISSUE: 990008631 - APR POOLED STOCK FUND
10/10/97     $  1,016,368     20.086     0         21,227,866  $  11,493,631    9,734,235
ISSUE: 990008831 - APR POOLED STOCK FUND
12/04/97     $    938,657     20.903     0         19,620,742  $  10,665,752    8,954,990
ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
10/09/97     $  4,335,087     14.479     0         62,767,728  $  62,767,728
ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
10/10/97     $  1,535,410     14.481     0         22,234,267  $  22,234,267
ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
12/04/97     $  1,295,628     14.627     0         18,951,144  $  18,951,144

           GRAND TOTAL                   0        207,579,459    160,104,559   47,474,900

          CATEGORY 2 - SERIES OF TRANSACTIONS WITH SAME BROKER EXCEEDS 5% OF VALUE

                               BROKER: NO BROKER

ISSUE: 990008831 - APR POOLED STOCK FUND
01/02/97     $      4,920     16.870     0             62,994  $      50,238      32,756
ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/02/97     $      8,741     13.710     0            119,915  $     119,915
ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/03/97     $     15,205     13.723     0            208,659  $     163,784      44,875

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE C INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                               APR SAVINGS PLAN                PAGE 12
                           FROM 1/1/97 TO 12/31/197
                                                               ACCOUNT DNO143000

   DATE         SHARES/       UNIT    EXPENSE    PRINCIPAL       COST         REALIZED
BOUGHT/SOLD    PAR VALUE      PRICE   INCURRED     CASH       ADJUSTMENT      GAIN/LOSS
-----------    ---------      -----   --------   ---------    ----------      ---------
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/03/97     $     2,842      16.762         0      47,644        29,026        18,618
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/06/97     $    12,768      16.627         0     212,296-      212,296
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/06/97     $    20,423      13.726         0     280,329       219,992        60,336
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/07/97     $     8,965      13.734         0     123,122-      123,122
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/07/97     $    11,129      16.654         0     185,340       113,823        71,517
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/08/97     $     4,009      16.196         0      64,925-       64,925
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/08/97     $     5,828      13.737         0      80,066        62,607        17,259
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/09/97     $     4,280      13.740         0      50,813-       50,813
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/09/97     $     3,466      15.900         0      55,424        35,668        19,756
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/10/97     $    10,779      15.846         0     170,805-      170,805
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/10/97     $    12,120      13.743         0     166,550       130,693        35,935
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/13/97     $     7,417      13.745         0     101,950        79,943        22,007
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/13/97     $     8,783      15.954         0     140,124-      140,124
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/14/97     $     4,039      15.954         0      64,433-       64,433
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/14/97     $       845      13.754         0      11,622         9,107         2,515
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/15/97     $    14,996      13.756         0     206,280       161,622        44,658
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/15/97     $    10,453      16.195         0     169,280-      169,280
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/16/97     $     3,460      16.141         0      55,847        15,534        20,312
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/16/97     $    10,481      13.759         0     144,241       112,990        31,252
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/17/97     $    19,911      13.761         0     273,991-      273,991
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/17/97     $    38,152      16.195         0     617,869-      617,869
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/20/97     $     4,639      16.329         0      75,742        47,840        27,902

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
Financial                      APR SAVINGS PLAN                PAGE 13
Advisors                   FROM 1/1/97 TO 12/31/1997
                                                               ACCOUNT DNO143000

   DATE         SHARES/        UNIT   EXPENSE    PRINCIPAL       COST          REALIZED
BOUGHT/SOLD    PAR VALUE      PRICE   INCURRED     CASH       ADJUSTMENT      GAIN/LOSS
-----------    ---------      -----   --------   ---------    ----------      ---------
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/20/97     B      2,246     13.764     0            30,913         30,913
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/21/97     S      6,901     13.772     0            95,066         74,471       20,594
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/21/97     S     13,473     16.382     0           220,718        138,957       21,760
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/22/97     S      4,249     16.382     0            69,605         43,821       25,764
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/22/97     S      6,648     13.775     0            91,575         71,721       19,854
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/23/97     S      9,060     13.777     0           124,817         97,742       27,085
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/23/97     B        519     16.436     0             8,526          8,526
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/24/97     S     11,039     16.517     0           102,327        113,856       66,471
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/24/97     B      1,021     13.780     0            14,096         14,098
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/27/97     B     14,815     13.783     0           200,189        204,189
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/27/97     S     26,074     16.409     0           427,850        268,935      150,815
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/28/97     B     39,152     15.461     0           605,329        605,329
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/28/97     S     40,904     13.790     0           564,066        441,605      122,462
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/29/97     S     24,874     13.793     0           343,092        266,547       74,546
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/29/97     B     17,747     15.434     0           278,914        273,914
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/30/97     B     16,488     15.779     0           259,535        239,335
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/30/97     S     27,193     13.796     0           375,960        291,583       81,577
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
01/31/97     B      3,403     13.796     0            46,952         46,952
   ISSUE: 990008831 - APR POOLED STOCK FUND
01/31/97     S      5,760     15.914     0            91,670         59,835       31,899
   ISSUE: 990008831 - APR POOLED STOCK FUND
02/03/97     S     21,129     16.239     0           343,116        279,477      123,640
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
02/03/97     B     16,352     13.801     0           233,282        253,282
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
02/04/97     S      3,129     13.809     0            41,215         33,819       8,396


[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                               RPN SAVINGS PLAN
                            FROM 1/1/97 TO 12/31/97           PAGE 14

                                                              ACCOUNT DNO143000

   DATE                 SHARES/                         UNIT        EXPENSE         PRINCIPAL           COST             REALIZED
BOUGHT/SOLD            PAR VALUE                        PRICE       INCURRED          CASH           ADJUSTMENT          GAIN/LOSS
-----------            ---------                       -------      --------        ---------        ----------          ---------
    ISSUE: 990008831 - APR POOLED STOCK FUND
02/04/97 B              1,635                             16.130           0           26,371            16,982              9,308
    ISSUE: 990008831 - APR POOLED STOCK FUND
02/05/97 B              7,541                             16.265           0          122,654-          122,654
    ISSUE: 990008896 - APR INTEREST ACCUMULATION FUND
02/05/97 B             13,695                             13.812           0          189,028           147,898             41,130
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
02/06/97 B              7,671                             13.814           0          105,963            82,895             23,068
    ISSUE: 990008831 - APR POOLED STOCK FUND
02/06/97 B                910                             15.780           0           14,363             9,462              4,901
    ISSUE: 990008831 - APR POOLED STOCK FUND
02/07/97 B              6,365                             15.727           0          100,102            66,170             53,932
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
02/07/97 B              6,351                             13.677           0           87,775-           87,775
    ISSUE: APR INTEREST ACCUMULATION FUND
02/10/97 S              5,071                             13.819           0           70,070            54,811             15,258
    ISSUE: 990008831 - APR POOLED STOCK FUND
02/10/97 B                 89                             15.700           0            1,390               921                470
    ISSUE: 990005631 - APR POOLED STOCK FUND
02/11/97 B              4,946                             15.861           0           78,446-           78,446
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
02/11/97 B             41,670                             13.627           0          576,167           450,442            125,725
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
02/12/97 B              1,535                             13.830           0           21,235            16,598              4,637
    ISSUE: 990008831 - APR POOLED STOCK FUND
02/12/97 B                666                             15.796           0           10,515             6,924              3,591
    ISSUE: 990008831 - APR POOLED STOCK FUND
02/13/97 B             48,150                             15.910           0          767,150-          767,150
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
02/13/97 B             17,483                             18.833           0          241,842-          241,842
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
02/14/97 B              6,563                             13.835           0           90,794-           90,794
    ISSUE: 990008831 - PRP POOLED STOCK FUND
02/14/97 B              9,970                             16.330           0          162,815           104,208             58,607
    ISSUE: 990008831 - APR POOLED STOCK FUND
02/15/97 B                602                             16.035           0            9.653             6,291              3,362
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
02/18/97 B             16,727                             13.838           0          231,472           181,617             50,455
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
02/19/97 B              7,729                             13.649           0          107,036            63,639             23,396
    ISSUE: 990008831 - APR POOLED STOCK FUND
02/19/97 B              2,291                             16.223           0           37,164-           37,164
    ISSUE: 990008831 - APR POOLED STOCK FUND
02/20/97 B              2,948                             16.250           0           47,909            30,822             17,087

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
Financial                      RPR SAVINGS PLAN                         PAGE 15
Advisors                   FROM 1/1/97    TO 12/3197         ACCOUNT DMO.143000

    DATE             SHARES/                 UNIT            EXPENSE            PRINCIPAL             COST              REALIZED
BOUGHT/SOLD         PAR VALUE                PRICE           INCURRED             CASH             ADJUSTMENT          GAIN/LOSS
-----------         ---------                ------          --------           ---------          ----------          ---------
  ISSUE: 990008698 - RPR INTEREST ACCUMULATION FUND
02/20/97  B           7,966                  13.851                  0            110,330              86,200             24,130
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
02/21/97  B           8,354                  13.854                  0            115,739-            175,739
  ISSUE: 990008831 - RPR POOLED STOCK FUND
02/21/97  S           4,867                  15.954                  0             77,644              50,879             26,765
  ISSUE: 990008831 - RPR POOLED STOCK FUND
02/24/97  S           1,970                  15.981                  0             31,478              20,592             10,886
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
02/24/97  S           7,002                  13.857                  0             97,030              75,805             21,225
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
02/25/97  S           1,480                  13.865                  0             20,523              16,024              4,499
  ISSUE: 990008831 - RPR POOLED STOCK FUND
02/25/97  S           3,510                  16.008                  0             56,188              36,695             19,493
  ISSUE: 990008831 - RPR POOLED STOCK FUND
02/26/97  S             496                  15.927                  0              7,898               5,184              2,714
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
02/26/97  S           5,722                  13.867                  0             79,347              61,945             17,402
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
02/27/97  S          16,846                  13.870                  0            233,649             182,368             51,281
  ISSUE: 990008831 - RPR POOLED STOCK FUND
02/27/97  B          10,256                  15.604                  0            160,029-            160,029
  ISSUE: 990008631 - RPR POOLED STOCK FUND
02/28/97  S             937                  15.416                  0             14,450               9,808              4,641
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
02/28/97  S           5,793                  13.873                  0             80,369              62,716             17,653
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
03/03/97  B           1,747                  13.875                  0             24,238-             24,238
  ISSUE: 990008831 - RPR POOLED STOCK FUND
03/03/97  S           1,581                  15.321                  0             24,218              16,576              7,641
  ISSUE: 990008831 - RPR POOLED STOCK FUND
03/04/97  B             298                  15.214                  0              4,527-              4,527
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
03/04/97  S          14,437                  13.883                  0            200,435             156,310             44,125
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
03/05/97  S           5,617                  13.886                  0             78,004              60,819             17,186
  ISSUE: 990008831 - RPR POOLED STOCK FUND
03/05/97  B           4,475                  15.268                  0             68,323-             68,323
  ISSUE: 990008631 - RPR POOLED STOCK FUND
03/06/97  S             120                  15.376                  0              1,850               1,262                588
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
03/06/97  B             335                  13.889                  0              4,653-              4,653
  ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
03/07/97  B           1,276                  13.891                  0             17,726-             17,726

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                               RPR SAVINGS PLAN                PAGE 16
                           FROM 1/1/97 TO 12/31/97
                                                               ACCOUNT DNO143000

   DATE         SHARES/        UNIT   EXPENSE    PRINCIPAL       COST         REALIZED
BOUGHT/SOLD    PAR VALUE      PRICE   INCURRED     CASH       ADJUSTMENT      GAIN/LOSS
-----------    ---------      -----   --------   ---------    ----------      ---------
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/07/97       S     1,153      15.322         0      17,669        12,097          5,572
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/10/97       B    16,891      15.564         0     262,896-      262,896
   ISSUE:   990008898 - RPR INTEREST ACCUMULATION FUND
03/10/97       S    18,358      13.894         0     253,060       196,767         56,293
   ISSUE:   990008898 - RPR INTEREST ACCUMULATION FUND
03/11/97       S     7,926      13.902         0     110,191        85,621         24,369
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/11/97       S     4,170      15.698         0      65,457        43,810         21,647
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/12/97       B    42,748      15.994         0     683,711-      683,711
   ISSUE:   990008898 - RPR INTEREST ACCUMULATION FUND
03/12/97       B    19,110      13.905         0     265,718-      265,718
   ISSUE:   990008898 - RPR INTEREST ACCUMULATION FUND
03/11/97       B     2,278      13.907         0      31,674-       31,674
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/13/97       S    11,319      16.048         0     181,654       119,428         62,227
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/14/97       S     6,135      16.021         0      98,292        64,730         33,562
   ISSUE:   990008898 - RPR INTEREST ACCUMULATION FUND
03/14/97       B     4,613      13.910         0      64,163-       64,163
   ISSUE:   990008898 - RPR INTEREST ACCUMULATION FUND
03/17/97       B    16,232      13.913         0     225,829-      225,829
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/17/97       S    20,902      16.372         0     342,206       220,529        121,677
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/18/97       S    33,697      16.399         0     552,596       355,525        197,071
   ISSUE:   990008898 - RPR INTEREST ACCUMULATION FUND
03/18/97       B    33,484      13.921         0     466,130-      466,130
   ISSUE:   990008898 - RPR INTEREST ACCUMULATION FUND
03/19/97       S     1,492      13.921         0      20,773        16,212          4,561
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/19/97       S    10,767      16.073         0     173,055       111,597         59,458
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/20/97       B     4,188      16.073         0      67,314-       67,314
   ISSUE:   990008898 - RPR INTEREST ACCUMULATION FUND
03/20/97       S     5,911      13.926         0      82,314        64,226         18,088
   ISSUE:   990008898 - RPR INTEREST ACCUMULATION FUND
03/21/97       B    35,876      13.929         0     499,711-      499,711
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/21/97       S     4,209      15.992         0      67,305        44,423         22,882
   ISSUE:   990008831 - RPR POOLED STOCK FUND
03/24/97       S    13,221      15.939         0     210,726       139,546         71,180

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
Financial                      RPN SAVINGS PLAN
Advisors                    FROM 1/1/97 TO 12/31/97                      PAGE 17

                                                              ACCOUNT DHO143000

   DATE                 SHARES/                         UNIT        EXPENSE         PRINCIPAL           COST             REALIZED
BOUGHT/SOLD            PAR VALUE                        PRICE       INCURRED          CASH           ADJUSTMENT          GAIN/LOSS
-----------            ---------                       -------      --------        ---------        ----------          ---------
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
03/24/97 B                16.009                        13.931             0          223,026-          223,026
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
03/25/97 B                 2.597                        13.939             0           36,197-           36,197
    ISSUE: 990008831 - RPR POOLED STOCK FUND
03/25/97 S                 6.369                        16.019             0          102,027            67,227             34,800
    ISSUE: 990008831 - RPR POOLED STOCK FUND
03/26/97 S                 6.496                        16.288             0          105,811            60,568             37,242
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
03/26/97 B                   159                        13.942             0            2,216-            2,216
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
03/31/97 S                   372                        13.947             0            5,195             4,057              1,137
    ISSUE: 990008831 - RPR POOLED STOCK FUND
03/31/97                   8.225                        16.207             0          133,301            86,815             46,487
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/01/97 S                11.212                        15.965             0          178,995           118,341             60,659
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/01/97 S                12.841                        13.958             0          179,241-          179,241
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/02/97 B                31.995                        13.961             0          446,678-          446,678
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/02/97 S                21.298                        15.965             0          340,021           224,801            115,228
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/03/97 S                 3.258                        15.642             0           50,955            34,384             16,571
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/03/97 S                 4.788                        13.963             0           66,851            52,259             14,592
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/04/97 S                 5.121                        13.966             0           71,521            55,898             15,623
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/04/97 S                10.496                        15.050             0          157,962           110,784             47,178
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/07/97 B                 4.449                        15.050             0           66,960-           66,960
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/07/97 S                 3.091                        13.969             0           43,176            33,738              9,439
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/08/97 S                10.600                        13.977             0          148,154           115,700             32,454
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/08/97 B                   785                        15.077             0           11,828-           11,828
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/09/97 B                44.346                        15.050             0          667,411-          667,411
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/09/97 B                21.231                        13.980             0          296,810-          296,810
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/10/97 S                 4.318                        13.982             0           60,380            47,182             13,198

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                      RPN SAVINGS PLAN
ADVISORS                    FROM 1/1/97 TO 12/31/97           PAGE 18

                                                              ACCOUNT DMO143000

   DATE                 SHARES/                         UNIT        EXPENSE         PRINCIPAL           COST             REALIZED
BOUGHT/SOLD            PAR VALUE                        PRICE       INCURRED          CASH           ADJUSTMENT          GAIN/LOSS
-----------            ---------                       -------      --------        ---------        ----------          ---------
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/10/97 B                   886                        15.050             0           13,329-           13,329
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/11/97 S                11,316                        15.104             0          170,922           119,938             50,984
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/11/97 B                10,863                        13.985             0          151,913-          151,913
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/14/97 S                 1,793                        13.988             0           25,084            19,602              5,482
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/14/97 B                   137                        14.835             0            2,027-            2,027
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/15/97 S                33,662                        14.755             0          499,925           359,105            140,620
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/15/97 B                31,366                        13.996             0          438,998-          438,998
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/16/97 S                16,130                        13.999             0          225,807           176,570             49,237
    ISSUE: 990008833 - RPR POOLED STOCK FUND
04/16/97 B                   595                        14.890             0            8,864-            8,864
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/17/97 S                34,125                        14.997             0          511,766           511,766
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/17/97 S                36,530                        14.001             0          511,462           399,880            111,381
    ISSUE: 990008898 - RPR POOLED STOCK FUND
04/18/97 B                10,803                        14.004             0            8,864             8,864             33,031
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/18/97 S                 7,834                        14.917             0          511,462            83,256             33,597
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/21/97 S                 4,605                        14.863             0           68,447            48,945             19,502
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/21/97 S                12,850                        14.007             0          179,995           140,667             39,320
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/22/97 B                 6,019                        14.015             0           84,360-           84,360
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/22/97 S                 4,150                        14.783             0           61,355            44,111             17,244
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/23/97 B                 3,342                        14.729             0           49,224-           49,224
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/23/97 S                 5,086                        14.017             0           71,297            55,694             15,603
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
04/24/97 B                 8,404                        14.020             0          117,824-          117,824
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/24/97 S                12,040                        14.810             0          178,306           127,991             50,315
    ISSUE: 990008831 - RPR POOLED STOCK FUND
04/25/97 S                22,741                        15.297             0          347,871           241,757            106,114

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                               APR SAVINGS PLAN                PAGE 19
                           FROM 1/1/97 TO 12/31/197
                                                               ACCOUNT DMO143000

   DATE         SHARES/       UNIT    EXPENSE    PRINCIPAL       COST         REALIZED
BOUGHT/SOLD    PAR VALUE      PRICE   INCURRED     CASH       ADJUSTMENT      GAIN/LOSS
-----------    ---------      -----   --------   ---------    ----------      ---------
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
04/25/97     B    17,464      14.023         0     244,901-      244,901
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
04/28/97     S    59,021      14.025         0     827,767       647,009        180,758
   ISSUE: 990008831 - APR POOLED STOCK FUND
04/28/97     B    26,555      15.324         0     406,927-      406,927
   ISSUE: 990008831 - APR POOLED STOCK FUND
04/29/97     B        91      15.136         0       1,380-        1,380
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
04/29/97     B       450      14.033         0       6,312-        6,312
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
04/30/97     S     3,994      14.016         0      56,053        43,779         12,274
   ISSUE: 990008831 - APR POOLED STOCK FUND
04/30/97     S     1,733      15.404         0      26,700        18,469          8,232
   ISSUE: 990008831 - APR POOLED STOCK FUND
05/01/97     B     1,643      15.565         0      25,577-       25,577
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/01/97     S     2,070      14.039         0      29,056        22,689          6,367
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/02/97     S       513      14.042         0       7,205         5,625          1,580
   ISSUE: 990008831 - APR POOLED STOCK FUND
05/02/97     S    10,166      15.511         0     157,690       108,138         49,352
   ISSUE: 990008831 - APR POOLED STOCK FUND
05/05/97     B     9,690      15.753         0      58,125-       58,125
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/05/97     S     4,753      14.044         0      66,751        52,105         14,646
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/06/97     S     3,441      14.052         0      48,354        37,723         10,631
   ISSUE: 990008831 - APR POOLED STOCK FUND
05/06/97     S       743      15.942         0      11,848         7,922          3,925
   ISSUE: 990008831 - APR POOLED STOCK FUND
05/07/97     S    19,500      16.211         0     316,113       207,873        108,240
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/07/97     B    27,500      14.055         0     387,753-      387,753
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/08/97     B    24,955      14.050         0     350,822-      350,822
   ISSUE: 990008831 - APR POOLED STOCK FUND
05/08/97     B    35,412      16.064         0     568,854-      568,854
   ISSUE: 990008831 - APR POOLED STOCK FUND
05/12/97     S     4,209      15.796         0      66,492        45,029         21,463
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/12/97     B     4,059      14.063         0      57,088-       57,088
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/13/97     B     2,981      14.071         0      41,939-       41,939

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                      RPR SAVINGS PLAN
ADVISORS                    FROM 1/1/97 TO 12/31/97                      PAGE 20

                                                              ACCOUNT DMO143000

   DATE                 SHARES/                         UNIT        EXPENSE         PRINCIPAL           COST             REALIZED
BOUGHT/SOLD            PAR VALUE                        PRICE       INCURRED          CASH           ADJUSTMENT          GAIN/LOSS
-----------            ---------                       -------      --------        ---------        ----------          ---------
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/13/97 B              2,615                             15.930           0           41,621-           41,621
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/14/97 S              4,248                             16.011           0           68,012            45,451             22,561
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
05/14/97 B              3,533                             14,074           0           49,728-           49,728
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
05/15/97 B              6,121                             14.076           0           86,156-           86,156
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/15/97 S              8,393                             16.253           0          136,405            89,799             46,606
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/16/97 S             11,621                             16.442           0          191,070           124,341             66,730
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
05/16/97 B              2,467                             14.079           0           34,736-           34,736
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
05/19/97 B              9,638                             14.082           0          135,719-          135,719
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/19/97 S             13,432                             16.415           0          220,492           143,723             76,769
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/20/97 S              5,804                             16.333           0           94,789            62,096             32,693
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
05/20/97 S             11,265                             14.090           0          158,725           123,954             34,771
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
05/21/97 B              3,610                             14.093           0           50,881-           50,881
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/21/97 S              4,608                             16.333           0           75,260            49,303             25,957
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/22/97 B              1,384                             16.683           0           23,094-           23,094
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
05/22/97 S              5,130                             14.095           0           72,310            56,459             15,851
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
05/23/97 B             10,417                             14.098           0          146,866-          146,866
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/23/97 S             10,341                             16.467           0          170,279           110,659             59,620
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/27/97 S              5,797                             16.575           0           96,092            62,040             34,052
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
05/27/97 B              7,267                             14.101           0          102,466-          102,466
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
05/28/97 S              3,033                             14.112           0           42,602            33,405              9,396
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/28/97 S              3,574                             16.360           0           58,478            38,251             20,226
    ISSUE: 990008831 - RPR POOLED STOCK FUND
05/29/97 S              7,377                             16.064           0          118,499            78,941             39,559

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                      APN SAVINGS PLAN
ADVISORS                    FROM 1/1/97 TO 12/31/97                      PAGE 21

                                                              ACCOUNT DHO 143000

   DATE                 SHARES/                         UNIT        EXPENSE         PRINCIPAL           COST             REALIZED
BOUGHT/SOLD            PAR VALUE                        PRICE       INCURRED          CASH           ADJUSTMENT          GAIN/LOSS
-----------            ---------                       -------      --------        ---------        ----------          ---------
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/29/97 S                22,936                        14.114             0          322,304           251,513             70,791
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/30/97 S                 4,342                        14.117             0           61,300            47,826             13,474
    ISSUE: 990008898 - APR POOLED STOCK FUND
05/30/97 B                 7,633                        16.252             0           29,785-           29,785
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/02/97 B                 2,624                        14.120             0           37,045-           37,045
    ISSUE: 99008831 - APR POOLED STOCK FUND
06/02/97 B                 2,262                        16.234             0           37,045            24,475             12,569
    ISSUE: 990008831 - APR POOLED STOCK FUND
06/03/97 B                 1,246                        16,183             0           20,000-           20,000
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/03/97 S                 1,416                        14.126             0           20,000            15,394              4,406
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/04/97 B                 6,844                        14.131             0           96,719-           96,719
    ISSUE: 990008831 - APR POOLED STOCK FUND
06/04/97 S                 6,726                        16.397             0          110,289            72,161             38,128
    ISSUE: 990008831 - APR POOLED STOCK FUND
06/05/97 S                26,456                        16.773             0          443,754           289,836            159,918
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/05/97 B                30,521                        14.133             0          431,350-          431,350
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/06/97 B                17,445                        14.136             0          246,597-          246,597
    ISSUE: 990008831 - APR POOLED STOCK FUND
06/06/97 S                21,232                        16.962             0          360,130           227,782            232,349
    ISSUE: 990008831 - APR POOLED STOCK FUND
06/09/97 B                24,764                        16.854             0          417,370-          417,370
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/09/97 B                40,045                        14.139             0          566,202-          564,202
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/10/97 B                10,252                        14.147             0          145,033           193,473            31,621
    ISSUE: 990008831 - APR POOLED STOCK FUND
06/10/97 B                1,624                         17.015             0           27,632            17,471            10,161
    ISSUE: 99008831 - APR POOLED STOCK FUND
06/11/97 S               10,327                         17.015             0          175,706           111,095            64,611
    ISSUE: 990008898 - APR INTEREST ACCUMULATIUON FUND
06/11/97 B                7,222                         14.150             0          102,166-          102,166
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/12/97 B                3,753                         14.152             0           52,112-           53,112
    ISSUE: 990008831 - APR POOLED STOCK FUND
06/12/97 S                7,102                         16.961             0          120,435            76,403           44,052
    ISSUE: 990008831 - APR POOLED STOCK FUND
06/13/97 B                  373                         17.230             0            6,432-            6,432

                        SCHEDULE C INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                               APR SAVINGS PLAN                PAGE 22
                           FROM 1/1/97 TO 12/31/197
                                                               ACCOUNT DNO143000

   DATE         SHARES/        UNIT   EXPENSE    PRINCIPAL       COST         REALIZED
BOUGHT/SOLD    PAR VALUE      PRICE   INCURRED     CASH       ADJUSTMENT      GAIN/LOSS
-----------    ---------      -----   --------   ---------    ----------      ---------
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/13/97     B    12,063      14.155         0     182,070       142,364         39,706
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/16/97     S     9,077      14.150         0     139,892-      139,892
   ISSUE: 990008831 - APR POOLED STOCK FUND
06/16/97     B    36,676      17.455         0     639,818       394,588        245,230
   ISSUE: 990008831 - APR POOLED STOCK FUND
06/17/97     S    14,527      16.444         0     238,890-      238,890
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/17/97     B    16,490      14.166         0     262,042       204,827         57,215
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/18/97     B    13,061      14.169         0     185,058       144,621         40,437
   ISSUE: 990008831 - APR POOLED STOCK FUND
06/18/97     B     3,011      16.977         0      51,110        32,438         18,671
   ISSUE: 990008831 - APR POOLED STOCK FUND
06/19/97     B     7,068      16.977         0     119,995        76,159         43,837
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/19/97     S     1,555      14.171         0      22,037-       22,037
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/20/97     B     1,300      14.174         0      18,427        14,397          4,031
   ISSUE: 990008831 - APR POOLED STOCK FUND
06/20/97     B     3,676      17.031         0      62,602        39,606         22,996
   ISSUE: 990008831 - APR POOLED STOCK FUND
06/23/97     B    14,958      17.245         0     257,945       161,169         86,776
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/23/97     S     5,871      14.177         0      83,268-       83,268
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
06/24/97     S       950      14.185         0      13,476-       13,476
   ISSUE: 990008831 - APR POOLED STOCK FUND
06/24/97     B     9,535      17.057         0     162,640       102,741         59,900
   ISSUE: 990008831 - APR POOLED STOCK FUND
06/25/97     B     7,344      17.192         0     126,254        79,129         47,125
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/25/97     S     1,820      14.185         0      25,824-       25,824
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/26/97     S     8,820      14.190         0     125,161-      125,161
   ISSUE: 990008831 - APR POOLED STOCK FUND
05/26/97     B     6,344      17.125         0     108,636        68,354         40,283
   ISSUE: 990008831 - APR POOLED STOCK FUND
05/27/97     S    73,140      19.622         0   1,435,150-    1,435,150
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/27/97     B    80,058      14.193         0   1,136,266       887,237        249,029
   ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
05/30/97     B    17,677      14.196         0     250,949       195,908         55,040

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                      APR SAVINGS PLAN
ADVISORS                    FROM 1/1/97 TO 12/31/97                      PAGE 23

                                                              ACCOUNT DHO 143000

   DATE                 SHARES/                         UNIT        EXPENSE         PRINCIPAL           COST             REALIZED
BOUGHT/SOLD            PAR VALUE                        PRICE       INCURRED          CASH           ADJUSTMENT          GAIN/LOSS
-----------            ---------                       -------      --------        ---------        ----------          ---------
    ISSUE: 990008831 - APR POOLED STOCK FUND
06/30/97 B             10,345                             19.622           0          595,431-          595,431
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/01/97 B             13,543                             19.569           0          265,020-          265,020
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/01/97 S             14,761                             14.204           0          209,661           183,584             46,077
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/02/97 S              8,191                             14.207           0          116,374            90,780             25,595
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/02/97 S              5,971                             19.635           0          117,248            65,547             51,700
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/03/97 S              8,816                             16.807           0          174,616            96,771             77,845
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/03/97 B             10,903                             14.209           0          154,923-          154,923
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/07/97 S              3,863                             14.212           0           55,188            43,057             12,131
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/07/97 B              3,382                             20.021           0           67,714-           67,714
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/08/97 S              3,255                             20.048           0           65,265            15,734             29,511
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/08/97 B             21,175                             14.223           0          101,176-          101,176
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/09/97 S              2,541                             14.226           0           36,184            28,230              7,954
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/09/97 B              4,028                             20.155           0           81,184-           81,184
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/10/97 B                985                             20.115           0           19,803-           19,803
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/10/97 S              4,740                             14.228           0           67,448            52,634             14,834
    ISSUE: 990008898 - ARP INTERST ACCUMULATION FUND
07/11/97 B              5,540                             14.231           0           78,836-           78,836
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/11/97 B             41,697                             20.162           0          841,583-          841,583
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/14/97 S              3,267                             20.169           0           65,902            16,159             29,743
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/14/97 B                145                             14.234           0            2,059-            2,059
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/15/97 B              1,859                             14.242           0           26,471-           26,471
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/15/97 S              5,292                             20.128           0          106,518            58,562             47,954
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/16/97 B              4,568                             20.142           0           91,962-           91,962

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                      APN SAVINGS PLAN
ADVISORS                    FROM 1/1/97 TO 12/31/97                      PAGE 24

                                                              ACCOUNT DHO 143000

   DATE                 SHARES/                         UNIT        EXPENSE         PRINCIPAL           COST             REALIZED
BOUGHT/SOLD            PAR VALUE                        PRICE       INCURRED          CASH           ADJUSTMENT          GAIN/LOSS
-----------            ---------                       -------      --------        ---------        ----------          ---------
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/16/97 S                11,326                        14.245             0          161,461           125,659             35,622
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/17/97 S                19,824                        14.248             0          282,449           220,096             62,354
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/17/97 S                 9,455                        20,142             0           69,593            38,263             31,990
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/18/97 S                11,972                        14.250             0          170,600           132,920             37,680
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/21/97 S                 7,673                        14.253             0          109,367            85,209             24,178
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/21/97 S                    89                        19,981             0            1,771               982                789
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/22/97 S                 3,595                        19.927             0           71,629            39,626             91,801
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/22/97 S                13,461                        34,261             0          191,995           749,474             42,521
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/23/97 S                23,257                        14.264             0          931,731           238,208             73,523
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/23/97 S                 1,078                        20.182             0           21,753            11,943              9,811
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/24/97 S                 1,616                        20.169             0           32,597            17,907             14,689
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/24/97 S                 9,673                        14.267             0          137,153           106,732             30,420
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/25/97 S                13,439                        14.270             0          191,779            149,21             42,568
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/25/97 B                 1,245                        20.102             0           25,035-           25,035
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/26/97                   2,630                        20.154             0           57,051            31,968             25,683
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/28/97 S                 5,403                        14.272             0           77,107            59,984             17,123
    ISSUE: 990008898 = APR INTEREST ACCUMULATION FUND
07/29/97 B                11,337                        14.281             0          161,903-          161,903
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/29/97 S                   362                        20.223             0            7,731             4,236              3,494
    ISSUE: 990008831 - APR POOLED STOCK FUND
07/30/97 S                   946                        20.276             0           79,187            10,487              8,700
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/30/97 S                 2,322                        14.283             0           33,158            23,789              7,970
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
07/31/97 S                19,327                        14.286             0          276,106           274,695             61,410

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE C INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                      RPR SAVINGS PLAN                PAGE 25
ADVISORS                   FROM 1/1/97 TO 12/31/97
                                                               ACCOUNT DMO143000

   DATE         SHARES/        UNIT   EXPENSE    PRINCIPAL       COST         REALIZED
BOUGHT/SOLD    PAR VALUE      PRICE   INCURRED     CASH       ADJUSTMENT      GAIN/LOSS
-----------    ---------      -----   --------   ---------    ----------      ---------
   ISSUE: 990008831 - RPR POOLED STOCK FUND
07/31/97     S     8,030      20.303         0     163,033        88,990         74,043
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/01/97     B     6,353      20.330         0     129,147-      129,147
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/01/97     S    13,551      14.289         0     193,626       150,529         43,097
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/04/97     S     6,651      14.292         0      95,055        73,882         21,173
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/04/97     S     3,743      20.397         0      76,336        41,518         34,818
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/05/97     B     7,843      20.370         0     159,764-      159,764
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/05/97     B    10,339      14.300         0     147,842-      147,842
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/06/97     S    10,533      14.305         0     150,650       117,062         33,589
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/06/97     B       134      20.652         0       2,763-        2,763
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/07/97     B     3,909      20.531         0      80,246-       80,246
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/07/97     S     3,481      14.305         0      49,795        38,687         11,107
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/08/97     S     4,235      14.308         0      60,599        47,072         13,527
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/08/97     B     1,303      20.626         0      26,873-       26,873
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/11/97     B     3,040      20.519         0      78,795-       78,795
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/11/97     S     5,500      14.311         0      78,713        61,130         17,584
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/12/97     B    12,442      14.319         0     178,160-      178,160
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/12/97     B    35,436      20.573         0     729,022-      729,022
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/13/97     S     5,621      20.586         0     115,710        62,892         52,818
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/13/97     S     2,480      14.322         0      35,514        27,576          7,938
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/14/97     S     3,239      14.325         0      46,393        36,016         10,378
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/14/97     S     5,488      20.626         0     113,204        61,410         51,793
   ISSUE: 990008831 - RPR POOLED STOCK FUND
08/15/97     B     3,373      20.640         0      69,619-       69,619

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                     RPR SAVINGS PLAN
ADVISORS                    FROM 1/1/97 TO 12/31/97           PAGE 26

                                                              ACCOUNT DMO143000

   DATE                 SHARES/                         UNIT        EXPENSE         PRINCIPAL           COST             REALIZED
BOUGHT/SOLD            PAR VALUE                        PRICE       INCURRED          CASH           ADJUSTMENT          GAIN/LOSS
-----------            ---------                       -------      --------        ---------        ----------          ---------
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/15/97 S                28,141                        14.327             0          403,176           312,947             98,229
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/18/97 S                 3,407                        14.330             0           48,826            37,891             10,935
    ISSUE: 990008831 - RPR POOLED STOCK FUND
08/18/97 S                   177                        20.465             0            3,625             1,983              1,642
    ISSUE: 990008831 - RPR POOLED STOCK FUND
08/19/97 B                   639                        20.425             0           17,137-           17,137
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/19/97 S                 4,713                        14.338             0           67,575            52,412             15,163
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/20/97 S                 9,923                        14.341             0          142,310           110,354             91,956
    ISSUE: 990008831 - RPR POOLED STOCK FUND
08/20/97 B                11,995                        20.586             0          246,923-          246,923
    ISSUE: 990008831 - RPR POOLED STOCK FUND
08/21/97 S                11,013                        20.747             0          228,486           123,549            104,937
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/21/97 S                17,897                        14.344             0          256,710           199,023             57,687
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/22/97 S                   535                        14,347             0            7,672             5,947              1,725
    ISSUE: 990008831 - RPR POOLED STOCK FUND
08/22/97 S                14,578                        20.747             0          302,452           163,544            138,908
    ISSUE: 990008831 - RPR POOLED STOCK FUND
08/25/97 B                 6,674                        20.747             0          179,953            97,305             52,647
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/25/97 S                 3,254                        14.349             0           46,691            36,157             10,505
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/26/97 B                 1,304                        14.358             0           18,728            14,505              4,223
    ISSUE: 990008831 - RPR POOLED STOCK FUND
08/26/97 S                 2,213                        20.747             0           45,913            24,826             21,086
    ISSUE: 990008831 - RPR POOLED STOCK FUND
08/27/97 B                    93                        20.760             0            1,941-            1,941
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/27/97 S                 1,540                        14.360             0           22,117            17,120              4,989
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/28/97 B                 6,029                        14.363             0           98,079-           98,079
    ISSUE: 990008831 - RPR POOLED STOCK FUND
08/28/97 S                 6,654                        20.801             0          138,416            74,652             62,784
    ISSUE: 990008831 - RPR POOLED STOCK FUND
08/29/97 B                 6,050                        20.787             0          125,769            67,877             57,692
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
08/29/97 B                 1,165                        14.366             0           16,741-           16,741
    ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
09/02/97 B                 1,635                        14.369             0           26,371-           26,371

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                      APR SAVINGS PLAN
ADVISORS                    FROM 1/1/97 TO 12/31/97                      PAGE 27

                                                              ACCOUNT DHO 143000

   DATE                 SHARES/                         UNIT        EXPENSE         PRINCIPAL           COST             REALIZED
BOUGHT/SOLD            PAR VALUE                        PRICE       INCURRED          CASH           ADJUSTMENT          GAIN/LOSS
-----------            ---------                       -------      --------        ---------        ----------          ---------
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/02/97 S                670                             20.732           0           13,901             7,543              6,198
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/03/97 S              2,001                             20.732           0           41,486            22,512             18,974
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
09/03/97 S             30,868                             14.380           0          443,876           343,435            100,441
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
09/04/97 B              6,785                             14.382           0           97,581-           97,581
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/04/97 S             16,340                             20.746           0          338,995           183,829            155,168
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/05/97 S              3,102                             20.759           0           64,394            34,897             29,497
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
09/05/97 S                296                             14.385           0            4,265             3,300                985
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
09/08/97 S                625                             14.386           0            8,999             8,999
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/08/97 S             14,775                             20.786           0          507,112           166,218            140,894
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/09/97 S                645                             20.759           0           13,567             7,255              6,132
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
09/09/97 S              1,201                             14.396           0           17,269            18,367              3,922
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
09/10/97 B             11,290                             14.399           0          162,571-          162,571
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/10/97 B             31,391                             20.745           0          651,210-          651,210
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/11/97 S              2,793                             20.745           0           57,936            31,580             26,356
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
09/11/97 S                180                             14.402           0            2,507             2,000                587
    ISSUE: 990008898 - ARP INTERST ACCUMULATION FUND
09/12/97 S              9,775                             20.745           0          140,807           108,897             31,950
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/12/97 S              1,382                             20.745           0           70,151            38,241             31,913
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/15/97 S             23,668                             20.772           0          491,637           267,636            224,001
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
09/15/97 B             28,049                             14.407           0          404,102-          404,102
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
09/16/97 B              8,841                             14.416           0          127,459-          127,459
    ISSUE: 990008831 - APR POOLED STOCK FUND
09/16/97 S             19,724                             20.759           0          409,450           223,035            186,415
    ISSUE: 990008898 - APR INTEREST ACCUMULATION FUND
09/17/97 S              1,783                             14.418           0           16,129            12,635              3,694

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                      RPR SAVINGS PLAN                PAGE 28
ADVISORS                   FROM 1/1/97 TO 12/31/97
                                                               ACCOUNT DMO143000

   DATE         SHARES/        UNIT   EXPENSE    PRINCIPAL       COST         REALIZED
BOUGHT/SOLD    PAR VALUE      PRICE   INCURRED     CASH       ADJUSTMENT      GAIN/LOSS
-----------    ---------      -----   --------   ---------    ----------      ---------
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
09/18/97     S     2,912      14.421         0      42,000        32,493           9,507
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
09/19/97     S     3,305      14.424         0      47,762        36,873          10,799
   ISSUE: 990008831 - RPR POOLED STOCK FUND
09/19/97     B       378      20.799         0       7,860-        7,860
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
09/22/97     S    13,326      14.427         0     192,248       148,669          43,579
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
09/23/97     S     6,512      14.435         0      94,000        72,652          21,348
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
09/24/97     S       370      14.438         0       5,337         4,124           1,213
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
09/25/97     S     5,742      14.441         0      82,914        64,057          18,857
   ISSUE: 990008831 - RPR POOLED STOCK FUND
09/25/97     B        10      20.813         0         208-          208
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
09/26/97     S       405      14.443         0       7,000         5,407           1,593
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
09/29/97     S       168      14.446         0       2,425         1,873             552
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
09/30/97     S     4,763      14.455         0      68,854        53,143          15,711
   ISSUE: 990008831 - RPR POOLED STOCK FUND
09/30/97     S        10      20.839         0         209           115              95
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
10/01/97     B        23      14.457         0         138-          138
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
10/02/97     B       403      14.460         0       5,828-        5,828
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
10/03/97     S     3,457      14.463         0      50,000        38,571          11,429
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
10/06/97     S    21,006      14.466         0     303,667       234,158          69,510
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
10/07/97     S       128      14.474         0       1,846         1,423             423
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
10/08/97     B    20,501      14.477         0     296,797       228,731          68,066
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
10/09/97     B 4,335,087      14.479         0  62,767,728- * 62,767,728
   ISSUE: 990008831 - RPR POOLED STOCK FUND
10/09/97     S 1,005,876      20.885         0  62,777,712  * 33,992,037      28,785,675
   ISSUE: 990008831 - RPR POOLED STOCK FUND
10/10/97     S 1,016,360      20.886         0  21,227,866  * 11,493,631       9,734,235
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
10/10/97     B 1,535,410      14.481         0  22,234,267- * 22,234,267

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 29
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000



   DATE              SHARES/                         UNIT     EXPENSE       PRINCIPAL                   COST      REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/13/97  S             26,856                      14,484           0        308,976                   344,258      44,718
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/14/97  S            124,442                      14,491           0      1,803,291                 1,599,210     208,081
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/15/97  S            109,253                      14,494           0      1,583,508                 1,400,497     183,071
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/16/97  S             63,377                      14,496           0        918,707                   812,417     106,290
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/17/97  S             57,038                      14,499           0        826,999                   731,168      95,831
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/20/97  S             98,840                      14,501           0      1,433,280                 1,267,020     166,260
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/22/97  S            250,193                      14,512           0      3,630,795                 3,207,190     423,605
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/23/97  S            134,576                      14,514           0      1,953,242                 1,725,120     228,122
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/24/97  S            65,494                       14,517           0        950,773                   839,557     111,216
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/27/97  S            80,974                       14,520           0      1,175,738                 1,037,993     137,745
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/28/97  S            29,650                       14,527           0        430,726                   380,080      50,646
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/29/97  S            77,269                       14,530           0      1,122,723                   990,508     132,277
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/30/97  S            70,986                       14,533           0      1,031,637                   909,959     121,678
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
10/31/97  S            26,954                       14,535           0        391,781                   345,524      46,257
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
11/03/97  S             3,707                       14,538           0         53,886                    47,514       6,372
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
11/04/97  S            39,814                       14,546           0        579,137                   510,374      68,764
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
11/05/97  B            10,829                       14,548           0        157,545-                  157,545
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
11/06/97  S            28,512                       14,551           0        414,885                   365,549      49,356
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
11/07/97  S            44,998                       14,554           0        654,894                   576,898      77,995
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
11/10/97  S            14,960                       14,557           0        217,780                   191,803      25,976
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
11/11/97  S            19,664                       14,565           0        286,402                   252,102      34,300
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND
11/12/97  S             8,760                       14,568           0        127,613                   112,306      15,306
    ISSUE: 990008890 - RPR INTEREST ACCUMULATION FUND

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                      RPR SAVINGS PLAN                PAGE 30
ADVISORS                    FROM 1/1/97 TO 12/31/97
                                                               ACCOUNT DMO143000

    DATE         SHARES/            UNIT             EXPENSE          PRINCIPAL           COST                 REALIZED
BOUGHT/SOLD     PAR VALUE           PRICE            INCURRED           CASH           ADJUSTMENT              GAIN/LOSS
-----------     ---------           -----            --------         ---------        ----------              ---------
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/13/97 S            12,688       14.570                   0           184,862          162,667                  22,195
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/14/97 S            27,659       14.573                   0           403,081          354,613                  48,468
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/17/97 S            14,098       14.576                   0           205,498          180,751                  24,747
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/18/97 S            15,976       14.584                   0           232,996          204,825                  28,171
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/19/97 S             2,632       14.586                   0            38,388           33,742                   4,646
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/20/97 S            31,148       14.589                   0           454,419          399,339                  55,080
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/21/97 S            11,380       14.592                   0           166,053          145,896                  20,157
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/24/97 S             5,858       14.594                   0            85,491           75,102                  10,388
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/25/97 S            25,433       14.602                   0           371,371          326,066                  45,304
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/26/97 S            38,406       14.605                   0           560,919          492,390                  68,529
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
11/28/97 S             7,437       14.608                   0           108,638           95,346                  11,292
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
12/01/97 S             9,528       14.613                   0           139,226          122,149                  17,076
   ISSUE: 990008831 - RPR POOLED STOCK FUND
12/01/97 B             6,176       20.887                   0           129,005-         129,005
   ISSUE: 990008831 - RPR POOLED STOCK FUND
12/02/97 S             3,197       20.896                   0            66,811           36,330                  30,481
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
12/02/97 S            12,193       14.621                   0           178,271          156,320                  21,951
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
12/03/97 S            25,738       14.624                   0           376,390          329,976                  46,414
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
12/04/97 B         1,295,628       14.627                   0        18,951,144-      18,951,144
   ISSUE: 990008831 - RPR POOLED STOCK FUND
12/04/97 S           938,657       20.903                   0        19,620,742       10,665,752               8,954,990
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
12/05/97 B           177,750       14.629                   0         2,600,307-       2,600,307
   ISSUE: 990008831 - RPR POOLED STOCK FUND
12/05/97 S           145,633       20.904                   0         3,044,314        1,654,797               1,389,517
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
12/08/97 B            50,487       14.632                   0           738,725-         738,725
   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND
12/09/97 S            62,200       14.640                   0           910,615          812,146                  98,469

[LOGO OF AMERICAN EXPRESS]
FINANCIAL ADVISORS

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                               RPR SAVINGS PLAN
                            FROM 1/1/97 TO 12/31/97            PAGE 31

                                                               ACCOUNT DM0143000

   DATE             SHARES/            UNIT        EXPENSE          PRINCIPAL          COST         REALIZED
BOUGHT/SOLD        PAR VALUE           PRICE       INCURRED           CASH          ADJUSTMENT      GAIN/LOSS
-----------        ---------           -----       --------         ---------       ----------      ---------
    ISSUE:  990008831 - RPR POOLED STOCK FUND
12/09/97 S            2,979           20.933             0             62,360           33,850         28,510
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/10/97 S            6,904           14.643             0            101,102           90,151         10,951
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/11/97 S           23,396           14.645             0            342,637          305,481         37,155
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/12/97 S            7,463           14.648             0            109,379           97,445         11,874
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/15/97 S           25,744           14.650             0            377,142          336,131         41,012
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/16/97 S           19,981           14.658             0            292,876          260,885         31,991
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/17/97 S            6,019           14,661             0             88,251           78,596          9,656
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/18/97 S           16,880           14.664             0            247,522          220,395         27,127
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/19/97 S            1,024           14.666             0             15,015           13,368          1,647
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/22/97 S           29,258           14.669             0            429,184          382,018         47,166
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/23/97 S           19,133           14.677             0            280,817          249,820         30,997
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/24/97 S           45,485           14.680             0            667,724          593,897         73,827
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/26/97 S            7,062           14.682             0            103,680           92,204         11,476
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/29/97 S              180           14.688             0              2,651            2,356            294
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/30/97 S           11,704           14.696             0            172,004          152,820         19,184
    ISSUE:  990008898 - RPR INTEREST ACCUMULATION FUND
12/31/97 S           10,442           14.699             0            153,483          136,337         17,146
                                                  --------        -----------      -----------     ----------
               SUB-TOTAL                                 0        299,052,435      237,382,909     61,669,523

               GRAND TOTAL                               0        299,052,435      237,382,909     61,669,523

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 32
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000



   DATE              SHARES/               UNIT          EXPENSE       PRINCIPAL             COST      REALIZED
BOUGHT/SOLD          PAR VALUE             PRICE         INCURRED        CASH             ADJUSTMENT   GAIN/LOSS
-----------          ---------             -----         --------      ---------          ----------  ----------

           CATEGORY 5 - SERIES OF TRANSACTIONS IN SAME SECURITY EXCEEDS 5% OF VALUE

    ISSUE: 449444306 - 105 NEW DIMENSIONS FUND
01/02/97                 1,077            20.708           0              22,294-           22,294
01/02/97                   564            22,168           0              12,500             9,441       3,059
01/02/97                   451            20.953           0               9,452             7,553       1,899
01/03/97                 2,566            20.530           0              52,687            42,971       9,717
01/06/97                   113            22.168           0               2,500-            2,500
01/06/97                   451            20.953           0               9,452-            9,452
01/06/97                   871            20.932           0              18,242-           18,242
01/07/97                   278            20.982           0               5,839             4,661       1,178
01/08/97                   117            21.152           0               2,470-            2,470
01/09/97                   813            21.009           0              17,077            13,615       3,461
01/10/97                   877            21.132           0              18,525            14,684       3,841
01/13/97                     2            21.223           0                  37                29           8
01/14/97                 1,911            21.217           0              40,537            32,003       8,534
01/16/97                 2,449            21.303           0              52,180-           52,180
01/17/97                10,693            21.303           0             227,797-          227,797
01/21/97                    19            21.600           0                 410-              410
01/21/97                 5,017            21.670           0             108,724-          108,724
01/22/97                 3,321            21.821           0              72,461            55,897      16,564
01/23/97                 2,290            21.962           0              50,300-           50,300
01/24/97                 1,630            21.770           0              35,492-           35,492
01/27/97                 6,488            21.496           0             139,474-          139,474
01/28/97                 3,535            21.343           0              75,451            59,678      15,773
01/29/97                    34            21.496           0                 733-              733
01/29/97                   455            21.358           0               9,712             7,676       2,036
01/30/97                 2,857            21.465           0              61,335-           61,335
01/31/97                   184            21.783           0               4,000-            4,000
02/03/97                 1,780            21.873           0              38,939-           38,939
02/03/97                     1            21.493           0                  27-               27
02/03/97                    28            21.358           0                 599-              599
02/04/97                   244            21.846           0               5,329-            5,329
02/05/97                 2,264            21.869           0              49,507            38,269      11,238
02/06/97                    76            21.550           0               1,641-            1,641
02/07/97                     2            21.618           0                  41                32           9
02/07/97                    18            21.550           0                 384-              384
02/10/97                   915            21.858           0              20,000-           20,000
02/11/97                   101            21.586           0               2,172-            2,172
02/12/97                   713            21.657           0              15,431-           15,431
02/13/97                10,846            22.096           0             239,661-          239,661



[LOGO OF AMERICAN EXPRESS FINANCIAL ADVISORS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                APR SAVINGS PLAN               PAGE 33
                            FROM 1/1/97 TO 12/31/97
                                                               ACCOUNT DMO143000

    DATE              SHARES/                  UNIT        EXPENSE       PRINCIPAL               COST        REALIZED
BOUGHT/SOLD          PAR VALUE                 PRICE       INCURRED        CASH               ADJUSTMENT     GAIN/LOSS
-----------          ---------                 -----       --------      ---------            ----------     ---------
02/14/97 B                 737                22.273              0         16,420-               16,420
02/18/97 S                 373                22.185              0          8,264                 6,322         1,942
02/19/97 B                   0                22.190              0              2-                    2
02/19/97 B               2,464                22.369              0         55,121-               55,121
02/20/97 S               1,486                22.326              0         33,166                25,230         7,937
02/21/97 B                 269                22.028              0          5,934-                5,934
02/24/97 B                  91                21.907              0          2,000-                2,000
02/25/97 S                  57                22.025              0          1,245                   960           285
02/26/97 B                  72                21.983              0          1,581-                1,581
02/27/97 B                  23                21.854              0            511-                  511
02/28/97 B               2,340                21.510              0         50,330-               50,330
03/03/97 B                   1                21.406              0             19-                   19
03/04/97 B                 744                21.477              0         15,974-               15,974
03/05/97 S               2,821                21.423              0         60,430                47,950        12,480
03/06/97 S                 464                21.754              0         10,090                 7,884         2,206
03/07/97 B                 172                21.617              0          3,711-                3,711
03/10/97 S                  64                21.707              0          1,386                 1,085           300
03/11/97 B               2,965                21.913              0         64,978-               64,978
03/12/97 B              11,481                21.822              0        250,545-              250,545
03/13/97 S                 860                21.643              0         18,617                14,679         3,938
03/14/97 B                 300                21.324              0          5,394-                6,394
03/14/97 S                  28                21.639              0            598                   472           126
03/17/97 B                 201                21.411              0          4,309-                4,309
03/18/97 S               4,638                21.398              0         99,253                79,167        20,087
03/19/97 S                 729                21.273              0         15,506                12,441         3,065
03/20/97 B                 236                21.162              0          5,000-                5,000
03/21/97 S               1,393                21.139              0         29,457                23,784         5,672
03/24/97 B                  43                21.164              0            919-                  919
03/25/97 B                 315                21.209              0          6,682-                6,682
03/26/97 S                  49                21.157              0          1,045                   843           202
03/31/97 B               1,766                21.220              0         37,475-               37,475
03/31/97 B                 891                20.854              0         18,571-               18,571
04/01/97 B                 174                20.363              0          3,546-                3,546
04/02/97 S               5,192                20.489              0        106,384                88,686        17,698
04/03/97 B               2,822                20.218              0         57,056-               57,056
04/04/97 S               2,706                20.317              0         54,975                46,240         8,735
04/07/97 S                 486                20.587              0         10,000                 8,301         1,699
04/08/97 S               4,552                20.664              0         94,072                77,796        16,276
04/09/97 B              11,088                20.776              0        230,357-              230,357
04/10/97 B                 900                20.776              0         18,696-               18,696
04/10/97 S               2,066                20.645              0         42,647                35,387         7,260
04/11/97 B                 244                20.505              0          5,000-                5,000
04/14/97 S                 856                19.976              0         17,100                14,665         2,435
04/15/97 S                 687                20.182              0         13,860                11,772         2,096

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                               RPR SAVINGS PLAN
                            FROM 1/1/97 TO 12/31/97            PAGE 34

                                                               ACCOUNT DN0143000

   DATE             SHARES/            UNIT        EXPENSE          PRINCIPAL          COST         REALIZED
BOUGHT/SOLD        PAR VALUE           PRICE       INCURRED           CASH          ADJUSTMENT      GAIN/LOSS
-----------        ---------           -----       --------         ---------       ----------      ---------
04/16/97 S               725          20.366              0            14,763           12,418          2,345
04/17/97 S             2,815          20.483              0            57,658           48,224          9,435
04/18/97 B             1,080          20.463              0            22,106-          22,106
04/21/97 S             2,046          20.503              0            41,948           35,057          6,891
04/22/97 S             4,329          20.326              0            87,991           74,176         13,815
04/23/97 B               142          20.737              0             2,934-           2,934
04/24/97 B                20          20.737              0               422-             422
04/24/97 B             2,305          20.798              0            47,946-          47,946
04/25/97 B             2,144          20.768              0            44,517-          44,517
04/28/97 B                77          20.563              0             1,575            1,313            261
04/30/97 S               522          21.247              0            11,086            8,948          2,137
05/02/97 S             2,770          21.471              0            59,473           47,506         11,967
05/05/97 B               274          21.894              0             6,001-           6,001
05/06/97 B               577          22.241              0            12,823-          12,823
05/07/97 S             2,505          22.183              0            55,572           42,975         12,596
05/08/97 B               617          21.894              0            13,500-          13,500
05/08/97 B            13,758          21.926              0           301,664-         301,664
05/12/97 B               153          22.060              0             3,373-           3,373
05/12/97 B               573          22.189              0            12,723-          12,723
05/13/97 B             4,951          22.502              0           111,414-         111,414
05/14/97 S               590          22.427              0            13,222           10,168          3,054
05/15/97 S               833          22.468              0            18,711           14,363          4,348
05/16/97 S                76          22.679              0             1,716            1,305            411
05/19/97 B             3,190          22.350              0            17,300-          71,300
05/20/97 B               940          22.341              0            21,006-          21,006
05/21/97 S               510          22.639              0            11,551            8,810          2,741
05/22/97 B               492          22.632              0            11,145-          11,145
05/23/97 B               322          22.491              0             7,234-           7,234
05/28/97 S             1,374          22.855              0            31,406           23,733          7,673
05/29/97 B               642          22.771              0            14,612-          14,612
05/30/97 B               105          22.688              0             2,392-           2,392
06/04/97 S             6,901          22.606              0           156,014          119,221         36,793
06/05/97 B                90          22.548              0             2,023-           2,023
06/06/97 B               310          22.660              0             7,024-           7,024
06/09/97 B            10,999          23.017              0           253,154-         253,154
06/10/97 B                20          21.822              0               444-             444
06/10/97 S                20          20.737              0               422              353             69
06/10/97 B                 0          23.288              0                 0-               0
06/10/97 B             4,981          23.084              0           114,986-         114,986
06/11/97 B               341          23.100              0             7,885-           7,885
06/12/97 S               306          20.147              0             7,077            5,309          1,768
06/13/97 S                34          23.484              0               793              586            207
06/16/97 B            10,845          23.715              0           257,192-         257,192
06/17/97 S                10          23.768              0               244              179             65

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS

                        SCHEDULE G INFORMATION - PART V
                           REPORTABLE  TRANSACTIONS
                               RPR SAVINGS PLAN              PAGE 35
                            FROM 1/1/97 TO 12/31/97
                                                             ACCOUNT DM0143000

    DATE            SHARES/         UNIT          EXPENSE           PRINCIPAL             COST              REALIZED
BOUGHT/SOLD        PAR VALUE        PRICE         INCURRED            CASH             ADJUSTMENT           GAIN/LOSS
-----------       ----------        -----         --------          ---------          ----------           ---------
06/18/97 B             1,267       23.740                0             30,086-             30,086
06/19/97 S               190       23.569                0              4,460               3,305               1,163
06/20/97 B               598       23.027                0             14,239-             14,239
06/23/97 B             1,417       23.004                0             33,840-             33,840
06/24/97 B             1,013       23.395                0             23,693-             23,693
06/25/97 S               294       23.702                0              6,989               5,120               1,860
06/26/97 B               527       23.652                0             12,461-             12,461
06/27/97 S             4,725       23.539                0            111,220              82,479              28,749
06/30/97 S             1,407       23.539                0             35,000              25,954               9,046
06/30/97 S               744       23.650                0             17,587              12,900               4,607
07/01/97 B             1,032       23.540                0             43,118-             43,118
07/02/97 S             1,353       23.699                0             32,060              23,626               8,433
07/03/97 S               429       24.112                0             10,355               7,500               2,854
07/07/97 S             2,120       24.455                0             52,035              37,162              14,873
07/08/97 S             8,511       24.442                0            208,020             140,641              59,379
07/09/97 S               609       24.631                0             15,000              10,636               4,364
07/10/97 S               525       24.459                0             12,832               9,163               3,669
07/11/97 B             9,112       24.576                0            223,940-            223,940
07/14/97 S             1,231       24.742                0             30,468              21,580               8,887
07/15/97 S               895       24.886                0             22,273              15,685               6,588
07/16/97 S             1,307       25.193                0             12,922              22,901              10,021
07/17/97 S             1,469       25.592                0             37,599              25,747              11,052
07/18/97 S             1,082       25.456                0             27,539              18,959               8,580
07/21/97 B               612       24.977                0             15,279-             15,279
07/22/97 S             2,631       24.869                0             65,419              46,111              19,308
07/23/97 B               880       25.385                0             22,342-             22,342
07/24/97 B             2,378       25.511                0             60,657-             60,657
07/25/97 S               342       25.562                0              8,744               6,005               2,740
07/28/97 B             1,171       25.439                0             29,800-             29,800
07/29/97 B               897       25.276                0             22,669-             22,669
07/30/97 S               185       24.869                0              4,597               3,248               1,350
07/30/97 S                65       25.457                0              1,650               1,139                 511
07/31/97 S             1,184       25.652                0             30,368              20,797               9,570
08/01/97 B                86       25.719                0              2,200-              2,200
08/04/97 B               794       25.560                0             20,286-             20,286
08/05/97 S             4,174       25.610                0            106,902              73,360              33,542
08/06/97 S               510       25.709                0             13,122               8,970               4,752
08/07/97 S             1,383       25.871                0             35,785              24,309              11,476
08/08/97 B               525       25.662                0             13,480-             13,480
08/11/97 S               122       25.198                0              3,081               2,150                 932
08/12/97 B                 0       25.454                0                  0-                  0
08/12/97 B             8,003       25.194                0            201,616-            201,616
08/13/97 B             4,755       24.057                0            118,194-            118,194
08/14/97 S               780       24.799                0             19,335              13,774               5,561


[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 36
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000



    DATE              SHARES/                        UNIT      EXPENSE      PRINCIPAL                   COST       REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------
08/15/97 S              1,601                      24.872            0        39,819                    28,283     11,536
08/18/97 S                113                      24.246            0         2,737                     1,994        743
08/19/97 B                328                      24.501            0         8,044-                    8,044
08/20/97 B                122                      24.501            0         3,000                     3,000
08/20/97 S              6,597                      24.951            0       164,354                   116,555     47,799
08/21/97 B              6,368                      25.271            0       160,886-                  160,886
08/22/97 S                882                      24.943            0        22,011                    15,631      6,380
08/25/97 S                334                      24.889            0         8,570                     6,099      2,471
08/26/97 S                240                      24.818            0         5,957                     4,252      1,705
08/27/97 S                160                      24.603            0         3,943                     2,839      1,104
08/28/97 B                 45                      24.603            0         1,104-                    1,104
08/28/97 B                 16                      24.608            0           404-                      404
08/29/97 S                220                      24.349            0         5,347                     3,890      1,457
09/02/97 S                242                      24.332            0         5,899                     4,295      1,605
09/03/97 S                920                      25.037            0        23,244                    16,445      6,798
09/04/97 B              4,150                      25.033            0       103,894-                  103,894
09/05/97 S                176                      25.119            0         4,419                     3,121      1,298
09/06/97 B              4,088                      25.999            0       102,600-                  102,600
09/10/97 B              9,555                      25.168            0       240,487-                  240,487
09/11/97 B              2,012                      24.744            0        49,795-                   49,795
09/12/97 B              2,039                      24.583            0        50,117-                   50,117
09/15/97 B                202                      24.809            0         5,013-                    5,013
09/16/97 B              1,493                      24.680            0        36,858-                   36,858
09/17/97 B                162                      25.352            0         4,096-                    4,096
09/19/97 B                444                      25.448            0        11,310-                   11,310
09/22/97 S                741                      25.576            0        18,959-                   18,959
09/23/97 S                313                      25.570            0         8,065                     5,599      2,465
09/24/97 S                139                      25.719            0         3,580                     2,488      1,091
09/25/97 S                290                      25.483            0         7,401                     5,628      2,208
09/26/97 S              2,457                      25.285            0        62,122                    43,926     18,197
09/29/97 S                315                      25.456            0         8,013                     5,628      2,385
09/30/97 B                990                      25.615            0        25,351-                   25,351
10/01/97 B                  0                      25.658            0             0-                        0
10/02/97 B                123                      25.570            0         3,142-                    3,142
10/06/97 B              1,116                      25.900            0        28,904-                   28,904
10/07/97 S                 72                      26.098            0         1,870                     1,282        588
10/08/97 B              1,872                      26.420            0        49,451-                   49,451
10/09/97 B                901                      26.198            0        23,614-                   23,614
10/10/97 B                  0                      26.119            0             0-                        0
10/10/97 B             11,043                      26.116            0       288,391-                  288,391
10/14/97 B             14,161                      26.067            0       369,126-                  369,125
10/14/97 S              1,401                      26.002            0        36,431                    25,355     11,075
10/15/97 B             11,570                      26.160            0       302,667-                  302,667
10/16/97 B              9,647                      26.060            0       251,395-                  251,395

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 37
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000


    DATE              SHARES/                        UNIT      EXPENSE      PRINCIPAL                   COST      REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------
10/17/97 B               5,513                      25.627           0        142,387-                  142,387
10/20/97 B              12,913                      25.472           0        328,915-                  328,915
10/22/97 B                 404                      26.060           0         10,530-                   10,530
10/22/97 B               9,667                      25.791           0        249,314-                  249,314
10/22/97 B              14,438                      26.171           0        377,862-                  377,862
10/23/97 B                  73                      26.171           0          1,910-                    1,910
10/23/97 B               8,834                      26.069           0        230,305-                  230,305
10/24/97 B               3,605                      25.573           0         92,181                    66,946      25,235
10/27/97 B               2,062                      25.573           0         52,729-                   52,729
10/27/97 B               2,890                      25.374           0         73,158-                   73,158
10/28/97 B                 395                      25.374           0         10,000-                   10,000
10/28/97 B               2,882                      23.560           0         67,902                    53,614      14,288
10/29/97 B               1,312                      23.560           0         30,907-                   30,907
10/29/97 B              10,087                      24.760           0        249,766-                  249,766
10/30/97 B               3,741                      24.709           0         92,442-                   92,442
10/31/97 B                 589                      24.342           0         14,335-                   14,335
11/03/97 B                 965                      24.617           0         23,766-                   18,034       5,731
11/04/97 B               5,106                      25.238           0        128,878-                  128,878
11/05/97 B              11,986                      25.332           0        303,637-                  303,637
11/06/97 B               1,032                      25.533           0         26,359-                   26,359
11/07/97 B                  59                      25.238           0          1,491-                    1,491
11/07/97 B               1,297                      25.341           0         32,856                    24,347       8,510
11/10/97 B               2,152                      25.023           0         53,847-                   53,847
11/12/97 B               1,420                      24.807           0         35,219                    26,678       8,541
11/12/97 B                 483                      24.805           0         11,988-                   11,988
11/13/97 B               1,924                      24.255           0         46,674-                   46,674
11/14/97 B               7,192                      24.542           0        176,517-                  176,517
11/17/97 B               2,644                      24.884           0         65,796                    49,796      16,001
11/18/97 B              12,698                      25.348           0        321,873-                  321,873
11/19/97 B               1,975                      25.087           0         49,558                    37,333      12,225
11/20/97 B               5,122                      25.293           0        129,542-                  129,542
11/21/97 B               1,061                      25.728           0         27,309-                   27,309
11/24/97 B               1,513                      25.779           0         39,003-                   39,003
11/25/97 B                  24                      25.264           0            600                       450         150
11/26/97 B               3,000                      25.410           0         76,220-                   76,220
11/28/97 B               3,249                      25.461           0         82,722-                   82,722
12/01/97 B                 144                      25.570           0          3,684-                    3,684
12/02/97 B               1,181                      26.163           0         30,904                    22,409       8,495
12/03/97 B                 859                      26.044           0         22,362                    16,289       6,073
12/04/97 B               2,158                      26.221           0         56,597                    40,949      15,649
12/05/97 B               2,441                      26.181           0         63,913                    46,312      17,601
12/08/97 B               4,691                      26.181           0        122,814-                  122,814
12/08/97 B              11,044                      26.473           0        292,380-                  292,380
12/09/97 B                 113                      26.473           0          3,000-                    3,000

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                               RPR SAVINGS PLAN             PAGE 38
                            FROM 1/1/97 TO 12/31/97         ACCOUNT DHO 143000

    DATE          SHARES/       UNIT         EXPENSE             PRINCIPAL             COST              REALIZED
BOUGHT/SOLD      PAR VALUE      PRICE        INCURRED              CASH             ADJUSTMENT           GAIN/LOSS
-----------      ---------      -----        --------            ----------         ----------           ---------
12/09/97 S             302     26.493               0                7,989               5,748               2,240
12/10/97 B             224     26.155               0                5,862-              5,862
12/11/97 B           3,611     25.923               0               93,604-             93,604
12/12/97 B             228     25.923               0                5,900-              5,900
12/12/97 S           3,124     25.465               0               79,559              59,626              19,934
12/15/97 B             596     25.303               0               15,071-             15,071
12/16/97 B             616     25.524               0               15,723-             15,723
12/17/97 B             153     25.695               0                3,932-              3,932
12/18/97 B           1,247     25.659               0               32,001-             32,001
12/19/97 B              71     25.390               0                1,792-              1,792
12/22/97 B           5,442     25.146               0              136,846-            136,846
12/23/97 B             744     25.286               0               18,819-             18,819
12/24/97 B           2,944     24.892               0               73,290-             73,290
12/26/97 B           1,528     24.779               0               37,772-             37,772
12/29/97 B             466     24.832               0               11,572-             11,572
12/30/97 B         106,821     23.336               0            2,492,764-          2,492,764
12/30/97 B               1     24.904               0                   13-                 13
12/30/97 B           4,848     23.336               0              113,122-            113,122
12/31/97 B           1,127     23.813               0               26,839-             26,839
                                            ---------      ---------------     ---------------          ----------
            SUB-TOTAL                               0           16,635,986          15,772,004             863,977

    ISSUE:  990008476 - EQUITY INDEX

01/02/97 S           2,541     20.506               0               52,105              34,780              17,325
01/03/97 S              33     20.409               0                  676                 453                 223
01/06/97 B           1,192     20.692               0               24,673-             24,673
01/07/97 S             878     20.683               0               18,158              12,022               6,136
01/08/97 B             380     20.836               0                7,920-              7,920
01/09/97 S              11     20.709               0                  231                 153                  78
01/10/97 S             949     20.887               0               19,814              12,992               6,822
01/13/97 S             501     21.019               0               10,537               6,866               3,671
01/14/97 S             104     21.018               0                2,192               1,429                 764
01/15/97 S           1,230     21.276               0               26,169              16,846               9,324
01/16/97 S             100     21.231               0                2,114               1,364                 750
01/17/97 B           6,993     21.302               0              148,966-            148,966
01/20/97 B             689     21.481               0               14,806-             14,806
01/21/97 S           1,320     21.495               0               28,372              18,153              10,239
01/22/97 B             671     21.663               0               14,536-             14,536
01/23/97 B             190     21.758               0                4,135-              4,135
01/24/97 B           2,134     21.519               0               45,917-             45,917
01/27/97 B             217     21.320               0                4,625-              4,625
01/28/97 S             432     21.172               0                9,143               5,940               3,203
01/29/97 B           5,310     21.178               0              112,451-            112,451

                       SCHEDULE G INFORMATION - PART V
                           REPORTABLE TRANSACTIONS
                               RPR SAVINGS PLAN            PAGE 39
                           FROM 1/1/97 TO 12/31/97
                                                           ACCOUNT DMD 143000



    DATE          SHARES\              UNIT            EXPENSE           PRINCIPAL              COST              REALIZED
BOUGHT/SOLD      PAR VALUE             PRICE           INCURRED            CASH              ADJUSTMENT           GAIN/LOSS
----------       ---------             -----           --------          ---------           ----------           ---------
01/30/97 B             244            21.389                  0              5,228-               5,228
02/03/97 B           3,085            21.764                  0             67,139-              67,139
02/04/97 B             715            21.785                  0             15,582-              15,582
02/05/97 B             326            21.859                  0              7,127-               7,127
02/06/97 B             902            21.558                  0             19,447-              19,447
02/10/97 B           1,548            21.077                  0             33,867-              33,867
02/11/97 S             127            21.758                  0              2,769                1,759               1,010
02/12/97 B           1,456            21.869                  0             31,832-              31,832
02/13/97 B           6,465            22.243                  0            143,797-             143,797
02/14/97 B             236            22.496                  0              5,317-               5,317
02/18/97 S               2            22.399                  0                 52                   32                  20
02/19/97 B             241            22.623                  0              5,452-               5,452
02/20/97 S           9,322            22.521                  0            209,939              129,322              80,618
02/21/97 B             735            22.251                  0             16,364-              16,364
02/24/97 S           5,215            22.222                  0            115,895               72,374              43,521
02/25/97 S             405            22.461                  0              9,093                5,618               3,475
02/26/97 S             614            22.511                  0             13,813                8,575               5,298
02/27/97 B              97            22.335                  0              2,164-               2,164
02/28/97 B             287            22.046                  0              6,319-               6,319
03/03/97 B               1            21.918                  0                 19-                  19
03/04/97 S           1,197            22.055                  0             26,390               16,607               9,782
03/06/97 S              91            22.242                  0              2,026                1,265                 762
03/07/97 B              13            22.159                  0                286-                 286
03/12/97 B           7,349            22.513                  0            165,443-             165,443
03/13/97 S           1,786            22.318                  0             26,478               16,520               9,958
03/14/97 B             107            21.915                  0              2,346-               2,346
03/17/97 B              20            22.015                  0                451-                 451
03/18/97 B             951            22.087                  0             21,002-              21,002
03/19/97 B           1,670            21.916                  0             36,592-              36,592
03/21/97 S               5            21.724                  0                116                   75                  42
03/24/97 S           4,947            21.765                  0            107,676               68,967              38,709
03/25/97 B             790            21.955                  0             17,347-              17,347
03/26/97 S             140            21.906                  0              3,071                1,955               1,116
03/31/97 S             244            21.489                  0              5,253                3,409               1,844
04/01/97 B             144            21.022                  0              3,019-               3,019
04/02/97 S             462            21.097                  0              9,741                6,439               3,302
04/03/97 S           4,532            20.835                  0             94,421               63,200              31,220
04/04/97 S           1,001            20.842                  0             20,861               13,959               6,902
04/07/97 S             190            21.052                  0              4,000                2,650               1,350
04/08/97 S             359            21.170                  0              7,592                5,002               2,591
04/09/97 B           7,528            21.287                  0            160,243-             160,243
04/10/97 S              18            21.134                  0                377                  249                 127
04/11/97 S             189            21.074                  0              3,990                2,640               1,342
04/14/97 S             350            20.499                  0              7,175                4,095               2,280


[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 40
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000


    DATE              SHARES/                        UNIT      EXPENSE      PRINCIPAL                   COST      REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------
04/15/97 B                 238                      20.671           0          4,909-                    4,909-
04/16/97 S               2,209                      20.975           0         46,343                    30,903      15,441
04/17/97 B                 486                      21.222           0         10,317-                   10,317
04/18/97 B               2,776                      21.171           0         58,778-                   58,778
04/21/97 B                 119                      21.298           0          2,535-                    2,535
04/22/97 B               7,778                      21.134           0        164,372-                  164,372
04/23/97 B                 535                      21.530           0         11,529-                   11,529
04/24/97 B                 684                      21.500           0         14,714-                   14,714
04/25/97 S                 693                      21.428           0         19,144                    12,552       6,592
04/28/97 B               2,246                      21.269           0         47,770-                   47,770
04/30/97 B                 373                      22.063           0          8,218-                    8,218
05/02/97 S               2,412                      22.197           0         51,529                    33,915      19,615
05/05/97 S               1,138                      22.595           0         25,723                    16,010       9,713
05/06/97 B                 795                      23.076           0          4,500-                    4,500
05/07/97 B                 261                      23.012           0          6,000-                    6,000
05/08/97 B               9,482                      22.677           0        215,015-                  215,015
05/12/97 S               2,007                      22.937           0         46,026                    28,341      17,685
05/13/97 S              11,146                      23.296           0        259,655                   157,423     102,232
05/14/97 S                  31                      23.176           0            714                       435         279
05/15/97 B                  80                      23.260           0          1,863-                    1,863
05/16/97 S                 628                      23.422           0         14,703                     8,867       5,837
05/19/97 B                 628                      23.089           0         14,500-                   14,500
05/20/97 B               1,600                      23.186           0         37,088-                   37,088
05/21/97 S                 839                      23.418           0         19,640                    11,858       7,782
05/22/97 B                 866                      23.359           0         20,232-                   20,232
05/27/97 S                  18                      23.566           0            423                       254         169
05/28/97 S                 806                      23.648           0         19,050                    11,394       7,656
05/29/97 B                   3                      23.580           0             70                        70
05/30/97 B                 137                      23.499           0          3,221-                    3,221
06/04/97 S                  86                      23.534           0          2,026                     1,218         808
06/05/97 S                   6                      23.400           0            152                        92          60
06/06/97 B                 157                      23.489           0          3,677-                    3,677
06/09/97 B               8,154                      23.895           0        194,848-                  194,848
06/10/97 B                 451                      24.037           0         10,852-                   10,852
06/11/97 B               1,386                      24.103           0         33,408-                   33,408
06/12/97 B                 351                      24.226           0          8,024-                    8,024
06/13/97 S                 343                      24.616           0          8,451                     4,881       3,570
06/16/97 B               5,555                      24.884           0        138,237-                  138,237
06/17/97 B                  43                      24.905           0          1,062-                    1,062
06/18/97 B               3,029                      24.916           0         75,472                    75,472
06/19/97 S                 609                      24.766           0         15,084                     8,699       6,385
06/20/97 S                 367                      25.016           0          9,172                     5,237       3,936
06/23/97 S               1,006                      25.033           0         25,194                    14,374      10,820
06/24/97 B               1,209                      24.475           0         29,589-                   29,589

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                               RPR SAVINGS PLAN            PAGE 41
                            FROM 1/1/97 TO 12/31/97
                                                            ACCOUNT DMD 143000

    DATE         SHARES/         UNIT            EXPENSE              PRINCIPAL             COST                 REALIZED
BOUGHT/SOLD     PAR VALUE        PRICE           INCURRED               CASH             ADJUSTMENT              GAIN/LOSS
-----------     ---------        -----           --------             ---------          ----------              ---------
06/25/97 B            970       24.971                  0               24,215-              24,215
06/26/97 B            785       24.768                  0               19,445-              19,445
06/27/97 S          5,293       24.626                  0              130,345               75,711                 54,634
06/30/97 S          4,402       24.726                  0              108,847               62,969                 45,878
07/01/97 S            201       24.667                  0                4,947                2,868                  2,078
07/02/97 B          5,516       24.836                  0              137,003-             137,003
07/03/97 B            818       25.202                  0               20,611-              20,611
07/07/97 B            590       25.553                  0               15,072-              15,072
07/08/97 B             25       25.424                  0                  647-                 647
07/09/97 S            586       25.615                  0               15,000                8,407                  6,593
07/10/97 S            244       25.309                  0                6,176                3,503                  2,673
07/11/97 B         10,299       25.476                  0              262,373-             262,373
07/14/97 B            688       25.556                  0               17,590-              17,590
07/15/97 B          4,591       25.608                  0              117,566-             117,566
07/16/97 B             84       25.811                  0                2,179-               2,179
07/17/97 S          1,019       26.118                  0               26,611               14,751                 11,860
07/18/97 B          1,166       25.981                  0               30,297-              30,297
07/21/97 B          4,317       25.526                  0              110,195-             110,195
07/22/97 S          2,609       25.459                  0               66,420               37,882                 28,538
07/23/97 S          1,741       26.047                  0               45,348               25,280                 20,068
07/24/97 B          2,333       26.121                  0               60,943-              60,943
07/25/97 B          2,364       26.223                  0               61,995-              61,995
07/28/97 B          1,967       26.179                  0               51,502-              51,502
07/29/97 S         12,447       26.115                  0              325,056              181,404                143,652
07/30/97 B          1,556       26.274                  0               40,884-              40,884
07/31/97 B          3,124       26.559                  0               82,959-              82,959
08/01/97 S          4,504       26.617                  0              119,874               65,811                 54,063
08/04/97 B            660       26.419                  0               17,425-              17,425
08/05/97 B            230       26.507                  0                6,097-               6,097
08/06/97 B             66       26.565                  0                1,746-               1,746
08/07/97 S            944       26.789                  0               25,284               13,799                 11,485
08/08/97 B          1,396       26.536                  0               37,040-              37,040
08/11/97 B            115       26.045                  0                3,000-               3,000
08/12/97 B          3,396       26.147                  0               88,784-              88,784
08/13/97 B            661       25.856                  0               17,091-              17,091
08/14/97 S            645       25.736                  0               16,600                9,459                  7,140
08/15/97 B            152       25.813                  0                3,911-               3,911
08/18/97 B            609       25.144                  0               15,324-              15,324
08/19/97 S          2,197       25.477                  0               55,969               32,230                 23,739
08/20/97 S         15,427       25.853                  0              398,836              226,333                172,503
08/21/97 B          9,388       26.299                  0              246,247-             246,247
08/22/97 B          3,894       25.830                  0              100,583-             100,583
08/25/97 B          3,758       25.787                  0               96,900-              96,900
08/26/97 B            331       25.693                  0                8,503-               8,503


[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 42
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000


    DATE              SHARES/                        UNIT      EXPENSE      PRINCIPAL                   COST      REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------
08/27/97 B                 196                      25.490           0          5,000-                    5,000
08/28/97 S               1,638                      25.516           0         41,788                    24,255      17,534
08/29/97 S                 301                      26.239           0          7,591                     4,454       3,137
09/02/97 S                 793                      25.127           0         19,930-                   11,747       8,183
09/03/97 S                 199                      25.912           0          5,152                     2,945       2,208
09/04/97 S               2,595                      25.924           0         67,279                    38,435      28,843
09/05/97 S                  66                      26.006           0          1,713                       975         737
09/08/97 S                 501                      25.959           0         13,000                     7,417       5,583
09/09/97 S                 769                      26.020           0         20,000                    11,384       8,616
09/10/97 B               9,823                      26.089           0        256,272-                  256,272
09/11/97 B                 431                      25.681           0         11,078-                   11,078
09/12/97 B               3,539                      25.510           0         90,274                    90,274
09/15/97 B                 755                      25.830           0         19,503-                   19,503
09/16/97 B               1,168                      25.717           0         30,044-                   30,044
09/17/97 B                 198                      26.437           0          5,233-                    5,233
09/18/97 B                 834                      26.369           0         22,000-                   22,000
09/19/97 B                 333                      26.490           0          8,820-                    8,820
09/22/97 B                 945                      26.578           0         25,118-                   25,118
09/23/97 B                 657                      26.716           0         17,545-                   17,545
09/24/97 B                  52                      26.620           0          1,380-                    1,380
09/25/97 S                 765                      26.405           0         20,192-                   11,436       8,756
09/26/97 B                  19                      26.222           0            500-                      500
09/30/97 B                 589                      26.660           0         15,702-                   15,702
10/01/97 B                   1                      26.489           0             20-                       20
10/02/97 B                  47                      26.719           0          1,245-                    1,245
10/06/97 B               3,653                      26.993           0         98,599-                   98,599
10/07/97 S                  51                      27.207           0          1,401-                      772         629
10/08/97 B                 867                      27.499           0         23,841-                   23,841
10/09/97 S                  79                      27.249           0          2,148                     1,182         966
10/10/97 B               7,546                      27.161           0        204,947-                  204,947
10/13/97 S               1,023                      27.063           0         27,689                    15,409      12,280
10/14/97 B               9,648                      27.093           0        261,403-                  261,403
10/15/97 B              11,341                      27.154           0        307,945-                  307,945
10/16/97 B               2,850                      27.028           0         77,026-                   77,026
10/17/97 B               6,614                      26.732           0        176,810-                  176,810
10/20/97 B              18,818                      26.422           0        497,209-                  497,209
10/22/97 B              35,738                      27.202           0        972,140-                  972,140
10/23/97 B               5,739                      27.108           0        155,573-                  155,573
10/24/97 B               1,968                      26.612           0         52,366-                   52,366
10/27/97 B               8,459                      26.362           0        223,002-                  223,002
10/28/97 B              10,480                      24.554           0        257,316-                  257,316
10/29/97 B              12,136                      25.808           0        313,214-                  313,214
10/30/97 B               5,702                      25.739           0        146,764-                  146,764
10/31/97 B               4,571                      25.310           0        115,702-                  115,702

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 43
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000



    DATE              SHARES/                UNIT        EXPENSE      PRINCIPAL              COST            REALIZED
BOUGHT/SOLD          PAR VALUE               PRICE      INCURRED        CASH              ADJUSTMENT        GAIN/LOSS
-----------          ---------               -----      --------      ---------           ----------       ----------
11/03/97                   566             25,617             0          15,000-              15,000
11/04/97                 2,519             26,300             0          66,245-              66,245
11/05/97                 3,430             26,349             0          90,383-              90,383
11/06/97                 1,721             26,412             0          45,451-              45,451
11/07/97                 4,483             26,281             0         117,834-             117,834
11/10/97                 1,220             25,994             0          31,719-              31,719
11/11/97                 3,443             25,818             0          88,891-              88,891
11/12/97                 1,524             25,892             0          39,468               24,595             14,873
11/13/97                   460             25,404             0          11,687                7,423              4,264
11/14/97                 3,210             25,697             0          82,493               51,796             30,697
11/17/97                 1,594             26,029             0          41,499-              41,499
11/18/97                 5,842             26,531             0         155,002               94,322             60,680
11/19/97                   100             26,312             0           2,633                1,616              1,018
11/20/97                 3,203             26,491             0          84,847               84,847
11/21/97                   588             26,897             0          15,806                9,500              6,306
11/24/97                   973             27,011             0          26,272-              26,272
11/25/97                 1,774             26,552             0          47,101-              47,101
11/26/97                 9,100             26,672             0         242,721              147,272             95,449
11/28/97                 1,935             26,700             0          51,678               31,323             20,355
12/01/97                   375             26,807             0          10,051-              10,051
12/02/97                    90             27,349             0           2,461                1,456              1,004
12/03/97                 3,483             27,264             0          94,961-              94,961
12/04/97                 1,108             27,412             0          30,397               17,975             12,422
12/05/97                 2,226             27,308             0          60,793               36,086             24,706
12/08/97                 5,453             27,606             0         150,539-             150,539
12/09/97                 6,165             27,564             0         169,924-             169,924
12/10/97                   394             27,377             0          10,789-              10,789
12/11/97                 3,042             21,210             0          82,779-              82,779
12/12/97                 3,980             26,800             0         106,654-             106,654
12/15/97                 2,725             26,757             0          72,922               72,922
12/16/97                 3,161             27,035             0          85,445               51,703             33,742
12/17/97                 4,958             27,165             0         134,691              134,691
12/18/97                 1,171             27,096             0          31,726               31,726
12/19/97                  656              26,811             0          17,581               10,754              8,827
12/22/97                 1,210             26,573             0          32,158-              32,158
12/23/97                 4,193             26,768             0         112,240-             112,240
12/24/97                 3,257             26,362             0          85,854-              85,854
12/26/97                   150             26,181             0           3,935-               3,935
12/30/97                    13             26,772             0             354-                 354
12/31/97                   119             27,266             0           3,250-               3,250
                                                      ---------     -----------        -------------       ------------
                                                              0      13,891,628           12,374,529          1,517,103
           SUB-TOTAL


[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 44
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000


   DATE               SHARES/                        UNIT     EXPENSE       PRINCIPAL                   COST      REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------
    ISSUE: 9900088^^ - APR POOLED STOCK FUND

01/02/97 S               4,920                      16,870           0         82,994                    50,238      32,756
01/03/97 S               2,842                      16,762           0         47,644                    29,026      18,618
01/06/97 B              12,768                      16,627           0        212,296-                  212,296
01/07/97 S              11,129                      16,654           0        185,340                   113,823      71,517
01/08/97 B               4,009                      16,196           0         64,925-                   64,925
01/09/97 S               3,486                      15,900           0         55,424                    35,668      19,756
01/10/97 B              10,779                      15,846           0        170,805-                  170,805
01/13/97 B               8,783                      15,954           0        140,124-                  140,124
01/14/97 B               4,039                      15,954           0         64,433-                   64,433
01/15/97 B              10,453                      16,195           0        169,280-                  169,280
01/16/97 S               3,460                      16,141           0         55,847                    35,534      20,312
01/17/97 B              30,152                      16,195           0        617,869-                  617,869
01/20/97 S               4,639                      16,329           0         75,742                    47,840      27,902
01/21/97 S              13,473                      16,302           0        220,718                   138,957      81,760
01/22/97 S               4,249                      16,302           0         69,605                    43,821      25,784
01/23/97 B                 519                      16,436           0          8,526-                    8,526
01/24/97 S              11,039                      16,517           0        182,327                   113,856      68,471
01/27/97 S              26,074                      16,409           0        427,850                   268,935     158,915
01/28/97 B              39,152                      15,461           0        605,329-                  605,329
01/29/97 B              17,747                      15,434           0        273,914-                  273,914
01/30/97 B              16,448                      15,779           0        259,535-                  259,535
01/31/97 S               5,760                      15,914           0         91,670                    59,835      31,835
02/03/97 S              21,129                      16,239           0        343,116                   219,447     123,640
02/04/97 S               1,635                      16,130           0         26,371                    16,982       9,388
02/05/97 B               7,541                      16,265           0        122,654-                  122,654
02/06/97 S                 910                      15,780           0         14,363                     9,462       4,901
02/07/97 S               6,365                      15,727           0        100,102                    66,170      33,932
02/10/97 S                  89                      15,700           0          1,390                       921         470
02/11/97 B               4,946                      15,061           0         78,446-                   78,446
02/12/97 S                 666                      15,796           0         10,515                    6,924        3,591
02/13/97 B              48,158                      15,930           0        767,150-                 767,150
02/14/97 S               9,970                      16,330           0        162,815                  104,208       58,607
02/18/97 S                 602                      16,035           0          9,655                    6,293        3,362
02/19/97 B               2,291                      16,223           0         37,164-                  37,164
02/20/97 S               2,948                      16,250           0         47,909                   30,822       17,087
02/21/97 S               4,867                      15,954           0         77,644                   50,879       26,765
02/24/97 S               1,970                      15,981           0         31,478                   20,592       10,886
02/25/97 S               3,510                      16,008           0         56,188                   36,695       19,493
02/26/97 S                 496                      15,927           0          7,898                    5,184        2,714
02/27/97 B              10,256                      15,604           0        160,029-                 160,029
02/28/97 S                 937                      15,416           0         14,450                    9,808        4,641
03/03/97 S               1,581                      15,321           0         24,218                   16,576        7,643

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 45
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000



    DATE              SHARES/                        UNIT      EXPENSE      PRINCIPAL                   COST       REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------
03/03/97 B              23,342                      15.321           0        357,620-                  357,620
03/04/97 B                 298                      15.214           0          4,527-                    4,527
03/05/97 B               4,475                      15.268           0         68,323-                   68,323
03/06/97 S                 120                      15.376           0          1,850                     1,262         588
03/07/97 S               1,153                      15.322           0         17,669                    12,097       5,572
03/10/97 B              16,891                      15.564           0        262,896-                  262,896
03/11/97 S               4,170                      15.698           0         65,457                    43,810      21,647
03/12/97 B              42,748                      15.994           0        683,711-                  683,711
03/13/97 S              11,319                      16.048           0        181,654                   119,428      62,227
03/14/97 S               6,135                      16.021           0         98,292                    64,730      33,562
03/17/97 S              20,902                      16.372           0        342,206                   220,529     121,677
03/18/97 S              33,697                      16.399           0        552,596                   355,525     197,071
03/19/97 S              10,767                      16.073           0        173,055                   113,597      59,458
03/20/97 B               4,188                      16.073           0         67,314-                   67,314
03/21/97 S               4,209                      15.992           0         67,305                    44,423      22,882
03/24/97 S              13,221                      15.939           0        210,726                   139,546      71,180
03/25/97 S               6,369                      16.019           0        102,027                    67,227      34,800
03/26/97 S               6,496                      16.288           0        105,811                    68,568      37,242
03/31/97 S               8,225                      16.207           0        133,301                    86,815      46,487
04/01/97 S              11,212                      15.965           0        178,995                   118,341      60,655
04/02/97 S              21,298                      15.965           0        340,021                   224,801     115,220
04/03/97 S               3,250                      15.642           0         50,955                    34,384      16,571
04/04/97 S              10,496                      15.050           0        157,962                   110,784      47,178
04/07/97 B               4,449                      15.050           0         66,960-                   66,960
04/08/97 B                 785                      15.077           0         11,828-                   11,828
04/09/97 B              44,346                      15.050           0        667,411-                  667,411
04/10/97 B                 886                      15.050           0         13,329-                   13,329
04/11/97 S              11,316                      15.104           0        170,922                   119,938      50,984
04/14/97 B                 137                      14.835           0          2,027-                    2,027
04/15/97 S              33,882                      14.755           0        499,925                   359,105     140,820
04/16/97 B                 595                      14.890           0          8,864-                    8,864
04/17/97 B              34,125                      14.997           0        511,766-                  511,766
04/18/97 S               7,834                      14.917           0        116,853                    83,256      33,597
04/21/97 S               4,605                      14.863           0         68,447                    48,945      19,502
04/22/97 S               4,150                      14.783           0         61,355                    44,111      17,244
04/23/97 B               3,342                      14.729           0         49,224-                   49,224
04/24/97 S              12,040                      14.810           0        178,306                   127,991      50,316
04/25/97 S              22,741                      15.297           0        347,871                   241,757     106,114
04/28/97 B              26,555                      15.325           0        406,927-                  406,927
04/29/97 B                  91                      15.136           0          1,380-                    1,380
04/30/97 S               1,733                      15.404           0         26,700                    18,469       8,232
05/01/97 B               1,643                      15.565           0         25,577-                   25,577
05/02/97 S              10,166                      15.517           0        157,690                   108,338      49,352
05/05/97 B               3,690                      15.753           0         58,125-                   58,125

[LOGO OF AMERICAN EXPRESS]

FINANCIAL
ADVISORS

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 46
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO143000


    DATE              SHARES/                        UNIT      EXPENSE      PRINCIPAL                   COST      REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------
05/06/97 S                 743                      15.942           0         11,848                     7,922       3,925
05/07/97 S              19,500                      16.211           0        316,113                   207,873     108,240
05/08/97 B              35,412                      16.064           0        568,854-                  568,854
05/12/97 S               4,209                      15.796           0         66,492                    45,029      21,463
05/13/97 B               2,613                      15.930           0         41,621-                   41,621
05/14/97 S               4,248                      16.011           0         68,012                    45,451      22,561
05/15/97 S               8,393                      16.253           0        136,405                    89,799      46,606
05/16/97 S              11,621                      16.442           0        191,070                   124,341      66,730
05/19/97 S              13,432                      16.415           0        220,492                   143,723      76,769
05/20/97 S               5,804                      16.333           0         94,789                    62,096      32,693
05/21/97 S               4,608                      16.333           0         75,260                    49,303      25,957
05/22/97 B               1,384                      16.683           0         23,094-                   23,094
05/23/97 S              10,341                      16.467           0        170,279                   110,659      59,620
05/27/97 S               5,797                      16.575           0         96,092-                   62,040      34,052
05/28/97 S               3,574                      16.360           0         58,478                    38,251      20,226
05/29/97 S               7,377                      16.064           0        118,499                    78,941      39,559
05/30/97 B               1,833                      16.252           0         29,785-                   29,785
06/02/97 S               2,282                      16.236           0         37,045                    24,476      12,569
06/02/97 B              22,027                      16.236           0        357,634-                  357,634
06/03/97 B               1,236                      16.183           0         20,000-                   20,000
06/04/97 S               6,726                      16.397           0        110,289                    72,161      38,128
06/05/97 S              26,456                      16.773           0        443,754                   283,836     159,918
06/06/97 S              21,232                      16.962           0        360,130                   227,782     132,349
06/09/97 B              24,764                      16.854           0        417,370-                  417,370
06/10/97 S               1,624                      17.015           0         27,632                    17,471      10,161
06/11/97 S              10,327                      17.015           0        175,706                   111,095      64,611
06/12/97 S               7,102                      16.961           0        120,455                    76,403      44,052
06/13/97 B                 373                      17.230           0          6,432-                    6,432
06/16/97 S              36,676                      17.445           0        639,818                   394,588     245,230
06/17/97 B              14,527                      16.444           0        238,890-                  238,890
06/18/97 S               3,011                      16.977           0         51,110                    32,438      18,671
06/19/97 S               7,068                      16.977           0        119,995                    76,159      43,637
06/20/97 S               3,676                      17.031           0         62,602                    39,606      22,996
06/23/97 S              14,958                      17.245           0        257,945                   161,169      96,776
06/24/97 S               9,535                      17.057           0        162,640                   102,741      59,900
06/25/97 S               7,344                      17.192           0        126,254                    79,129      47,125
06/26/97 S               6,344                      17.125           0        108,636                    68,354      40,283
06/27/97 B              73,140                      19.622           0      1,435,150-                1,435,150
06/30/97 B              30,345                      19.622           0        595,431-                  595,431
07/01/97 B              13,543                      19.569           0        265,030-                  265,030
07/02/97 S               5,971                      19.635           0        117,248                    65,547      51,700
07/03/97 S               8,816                      19.807           0        174,616                    96,771      77,845
07/07/97 B               3,382                      20.021           0         67,714-                   67,714
07/08/97 S               3,255                      20.048           0         65,265                    35,754      29,511

[LOGO OF AMERICAN EXPRESS]

                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
FINANCIAL                      RPR SAVINGS PLAN             PAGE 47
ADVISORS                    FROM 1/1/97 TO 12/31/97
                                                            ACCOUNT DMO143000

    DATE         SHARES/          UNIT         EXPENSE           PRINCIPAL                COST               REALIZED
BOUGHT/SOLD     PAR VALUE         PRICE        INCURRED            CASH                ADJUSTMENT            GAIN/LOSS
-----------     --------          -----        --------          ---------             ----------            ---------
07/09/97 B          4,028        20.155               0             81,184-                81,184
07/10/97 B            985        20.115               0             19,803-                19,803
07/11/97 B         41,697        20.182               0            841,533-               841,533
07/14/97 S          3,267        20.169               0             65,902                 36,159               29,743
07/15/97 S          5,292        20.128               0            106,516                 58,562               47,954
07/16/97 B          4,566        20.142               0             91,962-                91,962
07/17/97 S          3,455        20.142               0             69,593                 38,263               31,330
07/18/97 B          3,300        20.115               0             66,374-                66,374
07/21/97 S             89        19.981               0              1,771                    982                  789
07/22/97 S          3,595        19.927               0             71,629                 39,828               31,801
07/23/97 S          1,078        20.182               0             21,755                 11,943                9,871
07/24/97 S          1,616        20.169               0             32,597                 17,907               14,689
07/25/97 B          1,245        20.102               0             25,035-                25,035
07/28/97 S          2,830        20.156               0             57,051                 31,368               25,683
07/29/97 S            182        20.223               0              7,731                  4,236                3,494
07/30/97 S            946        20.276               0             19,107                 10,487                8,700
07/31/97 S          8,030        20.303               0            163,033                 88,990               74,043
08/01/97 B          6,353        20.330               0            129,147-               129,147
08/04/97 S          3,743        20.397               0             76,336                 41,578               34,818
08/05/97 B          7,843        20.370               0            159,764-               159,764
08/06/97 B            134        20.652               0              2,763-                 2,763
08/07/97 B          3,909        20.531               0             80,246-                80,246
08/08/97 B          1,303        20.626               0             26,873-                26,873
08/11/97 B          1,840        20.519               0             70,795-                70,795
08/12/97 B         35,436        20.573               0            729,022-               729,022
08/13/97 S          5,621        20.586               0            115,710                 62,892               52,818
08/14/97 S          5,488        20.626               0            113,204                 61,410               51,793
08/15/97 B          3,373        20.640               0             69,619-                69,619
08/18/97 S            177        20.465               0              3,625                  1,983                1,642
08/19/97 B            839        20.425               0             17,137-                17,137
08/20/97 B         11,995        20.586               0            246,923-               246,923
08/21/97 S         11,013        20.747               0            228,486                123,549              104,937
08/22/97 S         14,578        20.747               0            302,452                163,544              138,908
08/25/97 S          8,674        20.747               0            179,953                 97,305               82,647
08/26/97 S          2,213        20.747               0             45,913                 24,826               21,086
08/27/97 B             93        20.760               0              1,941-                 1,941
08/28/97 S          6,654        20.801               0            138,416                 74,652               63,764
08/29/97 S          6,050        20.787               0            125,769                 67,877               57,892
09/02/97 S            670        20.732               0             13,901                  7,543                6,358
09/02/97 B         17,008        20.732               0            352,605-               352,605
09/03/97 S          2,001        20.732               0             41,486                 22,512               18,974
09/04/97 S         16,340        20.746               0            338,998                183,829              155,168
09/05/97 S          3,102        20.759               0             64,394                 34,897               29,497
09/08/97 S         14,775        20.786               0            307,112                166,218              140,894

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN             PAGE 48
                             FROM 1/1/97 TO 12/31/97         ACCOUNT DMO 143000



    DATE              SHARES/              UNIT             EXPENSE         PRINCIPAL               COST          REALIZED
BOUGHT/SOLD          PAR VALUE             PRICE           INCURRED           CASH               ADJUSTMENT      GAIN/LOSS
-----------          ---------             -----           --------         ---------            ----------     ----------
09/09/97 S                645             20,759                 0             13,387                7,255           6,132
09/10/97 B             31,391             20,745                 0            651,210-             651,210
09/11/97 S              2,793             20,745                 0             57,936               31,580          26,356
09/12/97 S              3,382             20,745                 0             70,157               38,241          31,915
09/15/97 S             23,668             20,772                 0            491,637              267,636         224,001
09/16/97 S             19,724             20,759                 0            409,450              223,035         186,415
09/19/97 B                378             20,799                 0              7,860-               7,860
09/25/97 B                 10             20,813                 0                208-                 208
09/30/97 S                 10             20,839                 0                209                  113              95
10/09/97 S          3,005,876             20,885                 0         62,777,712           33,992,037      28,785,675
10/10/97 S          1,016,368             20,886                 0         21,227,866           11,493,631       9,734,235
12/01/97 B              6,176             20,887                 0            129,005-             129,005
12/02/97 S              3,197             20,896                 0             66,811               36,380          30,481
12/04/97 S            938,657             20,903                 0         19,620,742           10,665,752       8,954,990
12/05/97 S            145,633             20,904                 0          3,044,314            1,654,797       1,389,517
12/09/97 S              2,979             20,933                 0             62,360               33,850          28,510
12/11/97 S                 19             20,897                 0                406                  221             185
                                                          --------       ------------         ------------    ------------
             SUB-TOTAL                                           0        137,068,002           82,361,271      54,706,727

   ISSUE: 990008898 - RPR INTEREST ACCUMULATION FUND

01/02/97 B              8,741             13,718                 0            119,915-             119,915
01/03/97 S             15,205             13,723                 0            208,659              163,784          44,875
01/06/97 S             20,423             13,726                 0            280,329              219,992          60,336
01/07/97 B              8,965             13,734                 0            123,122-             123,122
01/08/97 S              5,828             13,737                 0             80,066               62,807          17,259
01/09/97 B              4,280             13,740                 0             58,813-              58,813
01/10/97 S             12,120             13,743                 0            166,558              130,623          35,935
01/13/97 S              7,417             13,745                 0            101,950               79,943          22,007
01/14/97 S                845             13,754                 0             11,622                9,107           2,515
01/15/97 S             14,996             13,756                 0            206,280              161,622          44,658
01/16/97 S             10,483             13,759                 0            144,241              112,990          31,252
01/17/97 B             19,911             13,761                 0            273,991-             273,991
01/20/97 B              2,246             13,764                 0             30,913-              30,913
01/21/97 S              6,903             13,772                 0             95,066               74,471          20,594
01/22/97 S              6,640             13,775                 0             91,575               71,721          19,054
01/23/97 S              9,060             13,777                 0            124,817               97,742          27,075
01/24/97 B              1,023             13,780                 0             14,096-              14,096
01/27/97 B             14,815             13,783                 0            204,189-             204,189
01/28/97 S             40,904             13,790                 0            564,066              441,605         122,462
01/29/97 S             24,874             13,793                 0            343,092              268,547          74,546
01/30/97 S             27,193             13,796                 0            375,160              293,583          81,577
01/31/97 B              3,403             13,798                 0             46,952-              46,952

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 49
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000



   DATE              SHARES/                         UNIT     EXPENSE       PRINCIPAL                   COST      REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------
02/03/97 B              18,352                      13,801           0        253,282-                  253,282
02/04/97 S               3,129                      13,809           0         43,215                    33,819       9,396
02/05/97 S              13,686                      13,812           0        189,02^                   147,898      41,730
02/06/97 S               7,671                      13,814           0        105,963                    ^2,895      23,068
02/07/97 B               6,353                      13,817           0         87,775-                   87,775
02/10/97 S               5,071                      13,819           0         70,070                    54,811      15,25^
02/11/97 S              41,670                      13,827           0        576,167                   450,442     125,725
02/12/97 S               1,535                      13,830           0         21,235                    16,598       4,637
02/13/97 B              17,483                      13,833           0        241,842-                  241,842
02/14/98 B               6,563                      13,835           0         90,794-                   90,794
02/18/97 S              16,727                      13,838           0        231,472                   181,017      50,455
02/19/97 S               7,729                      13,849           0        107,036                    83,639      23,398
02/20/97 S               7,966                      13,851           0        110,330                    86,200      24,130
02/21/97 B               8,354                      13,854           0        115,739-                  115,739
02/24/97 S               7,002                      13,857           0         97,030                    75,805      21,225
02/25/97 S               1,480                      13,865           0         20,523                    16,024       4,499
02/26/97 S               5,722                      13,867           0         79,347                    61,945      17,402
02/27/97 S              16,846                      13,870           0        233,649                   1^2,368      51,281
02/28/97 S               5,793                      13,873           0         80,369                    62,716      17,65^
03/03/97 B               1,747                      13,875           0         24,238-                   24,238
03/04/97 S              14,437                      13,883           0        200,435                   156,310      44,125
03/05/97 S               5,617                      13,886           0         78,004                    60,819      17,186
03/06/97 B                 335                      13,889           0          4,653-                    4,653
03/07/97 B               1,276                      13,891           0         17,726-                   17,726
03/10/97 S              18,358                      13,894           0        255,060                   198,767      56,293
03/11/97 S               7,926                      13,902           0        110,191                    85,821      24,369
03/12/97 B              19,110                      13,905           0        265,718-                  265,718
03/13/97 B               2,278                      13,907           0         31,674-                   31,674
03/14/97 B               4,613                      13,910           0         64,163-                   64,163
03/17/97 B              16,232                      13,913           0        225,829-                  225,829
03/18/97 B              33,484                      13,921           0        466,130-                  466,130
03/19/97 S               1,492                      13,923           0         20,773                    16,212       4,561
03/20/97 S               5,911                      13,926           0         82,314                    64,226      18,088
03/21/97 B              35,076                      13,929           0        499,711-                  499,711
03/24/97 B              16,009                      13,931           0        223,026-                  223,026
03/25/97 B               2,597                      13,939           0         36,197-                   36,197
03/26/97 B                 159                      13,942           0          2,216-                    2,216
03/31/97 S                 372                      13,947           0          5,195                     4,057       1,137
04/01/97 B              12,841                      13,958           0        179,241-                  179,241
04/02/97 B              31,995                      13,961           0        446,678-                  446,678
04/03/97 S               4,7^^                      13,963           0         66,851-                   66,851
04/04/97 S               5,121                      13,966           0         71,521                    55,898      15,623
04/07/97 S               3,091                      13,969           0         43,176                    33,738       9,439
04/08/97 S              10,600                      13,977           0        148,154                   115,700      32,454

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN              PAGE 51
                             FROM 1/1/97 TO 12/31/97
                                                              ACCOUNT DMO 143000


    DATE              SHARES/                        UNIT      EXPENSE      PRINCIPAL                   COST       REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------

06/12/97 B               3,753                      14.152           0         53,112-                   53,112
06/13/97 S              12,863                      14.155           0        182,070                   142,364      39,706
06/16/97 B               9,877                      14.158           0        139,832-                  139,832
06/17/97 S              18,498                      14.166           0        262,042                   204,827      57,216
06/18/97 S              13,061                      14.169           0        185,058                   144,621      40,437
06/19/97 B               1,555                      14.171           0         22,037-                   22,037
06/20/97 S               1,300                      14.174           0         18,427                    14,397       4,031
06/23/97 B               5,873                      14.177           0         83,268-                   83,268
06/24/97 B                 950                      14.185           0         13,476-                   13,476
06/25/97 B               1,820                      14.188           0         25,824-                   25,824
06/26/97 B               8,820                      14.190           0        125,161-                  125,161
06/27/97 S              80,058                      14.193           0      1,136,266                   887,217     249,029
06/30/97 S              17,677                      14.196           0        250,949                   195,908      55,040
07/01/97 S              14,761                      14.204           0        209,661                   163,584      46,077
07/02/97 S               8,191                      14.207           0        116,374                    90,780      25,595
07/03/97 B              10,903                      14.209           0        154,923-                  154,923
07/07/97 S               3,883                      14.212           0         55,188                    43,057      12,131
07/08/97 B              21,175                      14.223           0        301,176-                  301,176
07/09/97 S               2,541                      14.226           0         36,184                    28,230       7,954
07/10/97 S               4,740                      14.228           0         67,448                    52,614      14,834
07/11/97 B               5,540                      14.231           0         78,036-                   78,036
07/14/97 B                 145                      14.234           0          2,059-                    2,059
07/15/97 B               1,859                      14.242           0         26,471-                   26,471
07/16/97 S              11,336                      14.245           0        161,481                   125,859      35,622
07/17/97 S              19,824                      14.248           0        282,449                   220,096      62,354
07/18/97 S              11,972                      14.250           0        170,600                   132,920      37,680
07/21/97 S               7,675                      14.253           0        109,387                    85,209      24,170
07/22/97 S              13,463                      14.261           0        191,995                   149,474      42,521
07/23/97 S              23,257                      14.264           0        331,731                   258,208      73,523
07/24/97 S               9,613                      14.267           0        137,153                   106,732      30,420
07/25/97 S              13,439                      14.270           0        191,779                   149,211      42,568
07/28/97 S               5,403                      14.272           0         77,107                    59,984      17,123
07/29/97 B              11,337                      14.281           0        161,903-                  161,903
07/30/97 S               2,322                      14.283           0         33,158                    25,789       7,370
07/31/97 S              19,327                      14.286           0        276,106                   214,695      61,410
08/01/97 S              13,551                      14.289           0        193,626                   150,529      43,097
08/04/97 S               6,651                      14.292           0         95,055                    73,082      21,173
08/05/97 B              10,339                      14.300           0        747,842-                  747,842
08/06/97 S              10,533                      14.303           0        150,650                   117,062      33,589
08/07/97 S               3,481                      14.305           0         49,795                    38,687      11,107
08/08/97 S               4,235                      14.308           0         60,599                    47,072      13,527
80/11/97 S               5,500                      14.311           0         78,713                    61,130      17,584
08/12/97 B              12,442                      14.319           0        178,160-                  178,160
08/13/97 S               2,480                      14.322           0         35,514                    27,576       7,938

[LOGO OF AMERICAN EXPRESS]

FINANCIAL
ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN               PAGE 52
                             FROM 1/1/97 TO 12/31/97
                                                               ACCOUNT DMO143000


    DATE              SHARES/                        UNIT      EXPENSE      PRINCIPAL                   COST       REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------
08/14/97 S               3,239                      14.325           0         46,393                    36,016      10,378
08/15/97 S              28,141                      14.327           0        403,176                   312,947      90,229
08/18/97 S               3,407                      14.330           0         48,826                    37,891      10,935
08/19/97 S               4,713                      14.338           0         67,575                    52,412      15,163
08/20/97 S               9,923                      14.341           0        142,310                   110,354      31,956
08/21/97 S              17,897                      14.344           0        256,710                   199,023      57,687
08/22/97 S                 535                      14.347           0          7,672                     5,947       1,725
08/25/97 S               3,254                      14.349           0         46,691                    36,187      10,503
08/26/97 S               1,304                      14.358           0         18,728                    14,505       4,225
08/27/97 S               1,540                      14.360           0         22,117                    17,128       4,989
08/28/97 B               6,829                      14.363           0         98,079-                   98,079
08/29/97 B               1,165                      14.366           0         16,741-                   16,741
09/02/97 B               1,835                      14.369           0         26,371-                   26,371
09/03/97 S              30,868                      14.380           0        443,876                   343,435     100,441
09/04/97 B               6,785                      14.382           0         97,581-                   97,581
09/05/97 S                 296                      14.385           0          4,265                     3,300         965
09/08/97 B                 625                      14.388           0          8,999-                    8,999
09/09/97 S               1,201                      14.396           0         17,289                    13,367       3,922
09/10/97 B              11,290                      14.399           0        162,571-                  162,571
09/11/97 S                 180                      14.402           0          2,587                     2,000         587
09/12/97 S               9,775                      14.405           0        140,807                   108,857      31,950
09/15/97 B              28,049                      14.407           0        404,102-                  404,102
09/16/97 B               8,841                      14.416           0        127,459-                  127,459
09/17/97 S               1,133                      14.418           0         16,329                    12,635       3,694
09/18/97 S               2,912                      14.421           0         42,000                    32,493       9,507
09/19/97 S               3,305                      14.424           0         47,672                    36,873      10,799
09/22/97 S              13,326                      14.427           0        192,248                   148,669      43,579
09/23/97 S               6,512                      14.435           0         94,000                    72,652      21,348
09/24/97 S                 370                      14.438           0          5,337                     4,124       1,213
09/25/97 S               5,742                      14.441           0         82,914                    64,057      18,857
09/26/97 S                 485                      14.443           0          7,000                     5,407       1,593
09/29/97 S                 168                      14.446           0          2,425                     1,873         552
09/30/97 S               4,763                      14.455           0         68,854                    53,143      15,711
10/01/97 B                  23                      14.457           0            338-                      338
10/02/97 B                 403                      14.460           0          5,828-                    5,828
10/03/97 S               3,457                      14.463           0         50,000                    38,571      11,429
10/06/97 S              21,006                      14.466           0        303,867                   234,358      69,510
10/07/97 S                 128                      14.474           0          1,846                     1,423         423
10/08/97 S              20,501                      14.477           0        296,797                   228,731      68,066
10/09/97 B           4,335,087                      14.479           0     62,767,728-               62,767,728
10/10/97 B           1,535,410                      14.481           0     22,234,267-               22,234,267
10/13/97 S              26,856                      14.484           0        308,976                   344,258      44,718
10/14/97 S             124,442                      14.491           0      1,803,291                 1,595,210     208,081
10/15/97 S             109,253                      14.494           0      1,583,508                 1,400,497     183,011

[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                        SCHEDULE G INFORMATION - PART V
                            REPORTABLE TRANSACTIONS
                                RPR SAVINGS PLAN                                                          PAGE 53
                             FROM 1/1/97 TO 12/31/97
                                                                                                          ACCOUNT DMO 143000



    DATE              SHARES/                        UNIT      EXPENSE      PRINCIPAL                   COST       REALIZED
BOUGHT/SOLD          PAR VALUE                       PRICE    INCURRED        CASH                   ADJUSTMENT   GAIN/LOSS
-----------          ---------                       -----    --------      ---------                ----------  ----------

10/16/97 S              63,577                      14.496           0        918,707                   812,417     106,290
10/17/97 S              57,030                      14.499           0        826,999                   731,160      95,831
10/20/97 S              98,840                      14.501           0      1,433,280                 1,267,020     166,260
10/22/97 S             250,193                      14.512           0      3,630,795                 3,207,190     423,605
10/23/97 S             134,576                      14.514           0      1,953,242                 1,725,120     228,122
10/24/97 S              65,494                      14.517           0        950,773                   839,557     111,216
10/27/97 S              80,974                      14.520           0      1,175,738                 1,037,993     137,745
10/28/97 S              29,650                      14.527           0        430,726                   380,080      50,646
10/29/97 S              77,269                      14.530           0      1,122,725                   990,508     132,217
10/30/97 S              70,986                      14.533           0      1,031,647                   909,959     121,678
10/31/97 S              26,954                      14.535           0        391,701                   345,524      46,257
11/03/97 S               3,707                      14.538           0         53,886                    47,514       6,372
11/04/97 S              39,014                      14.546           0        579,137                   510,374      68,764
11/05/97 B              10,029                      14.540           0        157,545                   157,545
11/06/97 S              20,512                      14.551           0        414,885                   365,549      49,336
11/07/97 S              44,990                      14.554           0        654,894                   576,890      77,995
11/10/97 S              14,960                      14.557           0        217,780                   191,803      25,976
11/11/97 S              19,664                      14.565           0        286,402                   252,102      34,300
11/12/97 S               8,760                      14.560           0        127,613                   112,306      15,306
11/13/97 S              12,688                      14.570           0        184,862                   162,667      22,195
11/14/97 S              27,659                      14.573           0        403,081                   354,673      48,468
11/17/97 S              14,098                      14.576           0        205,498                   180,751      24,747
11/18/97 S              15,976                      14.504           0        232,966                   204,825      20,171
11/19/97 S               2,632                      14.586           0         30,380                    33,742       4,646
11/20/97 S              31,148                      14.589           0        454,419                   399,339      55,080
11/21/97 S              11,380                      14.592           0        166,053                   145,896      20,157
11/24/97 S               5,858                      14.594           0         85,491                    75,102      10,388
11/25/97 S              25,433                      14.602           0        371,371                   326,066      45,304
11/26/97 S              30,406                      14.605           0        560,919                   492,390      60,529
12/01/97 S               9,528                      14.613           0        139,226                   122,149      17,076
12/02/97 S              12,193                      14.621           0        178,271                   156,320      21,951
12/03/97 S              25,730                      14.624           0        376,390                   329,976      46,414
12,04/97 B           1,295,628                      14.627           0     18,951,144-               18,951,144
12/05/97 B             177,750                      14.629           0      2,600,307-                2,600,307
12/08/97 B              50,407                      14.632           0        738,725-                  738,725
12/09/97 S              62,200                      14.640           0        910,615                   812,146       98,469
12/10/97 S               6,904                      14.643           0        101,702                    90,151       10,951
12/11/97 S              23,396                      14.654           0        342,637                   305,401       37,155
12/12/97 S               7,463                      14.658           0        109,319                    97,455       11,874
12/15/97 S              25,744                      14.650           0        377,142                   336,131       41,012
12/16/97 S              19,981                      14.658           0        292,876                   260,085       31,991
12/17/97 S               6,019                      14.661           0         88,251                    78,596        9,656
12/18/97 S              16,880                      14.664           0        247,522                   220,395       27,127




[LOGO OF AMERICAN EXPRESS]

FINANCIAL ADVISORS


                            SCHEDULE G INFORMATION - PART V
                                REPORTABLE TRANSACTIONS
                                   RPR SAVINGS PLAN                                 PAGE 54
                                FROM 1/1/97 TO 12/31/97                             ACCOUNT DMO143000




    DATE              SHARES/                UNIT      EXPENSE      PRINCIPAL                COST       REALIZED
BOUGHT/SOLD          PAR VALUE               PRICE    INCURRED        CASH                ADJUSTMENT   GAIN/LOSS
-----------          ---------               -----    --------      ---------             ----------  ----------

12/19/97 S               1,024              14.666           0         15,015                 13,368      1,647
12/22/97 S              29,258              14.669           0        429,184                382,018     47,166
12/23/97 S              19,133              14.677           0        280,817                249,820     30,997
12/24/97 S              45,485              14.680           0        667,724                593,897     73,827
12/26/97 S               7,062              14.682           0        103,680                 92,204     11,476
12/29/97 S                 100              14.688           0          2,651                  2,356        294
12/30/97 S              11,704              14.696           0        172,004                152,820     19,184
12/31/97 B              10,442              14.699           0        153,483                136,337     17,146
                                                      --------    -----------            -----------  ---------
            SUB-TOTAL                                        0    163,052,698            156,089,718  6,962,981

            GRAND TOTAL                                      0    330,648,374            266,597,522 64,050,788

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

             CATEGORY 4 - SINGLE TRANSACTION WITH ONE BROKER EXCEEDS 5% OF VALUE

*** NO TRANSACTIONS QUALIFIED FOR THIS SECTION ***

                               F O O T N O T E S
                               -----------------

             * = SINGLE TRANSACTION IS 5% REPORTABLE
             B = BUY TRANSACTION
             S = SELL TRANSACTION
             R = REINVESTMENT TRANSACTION

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan administrators have duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                   RHONE-POULENC RORER EMPLOYEE
                                   SAVINGS PLAN



Date: June 24, 1998                By: /s/ DAVID BRANDIES
      -------------                    ----------------------------
                                           David Brandies, for the
                                           Employee Savings Plan
                                           Committee, Administrator

                               INDEX TO EXHIBITS



EXHIBIT NO.                     EXHIBIT
-----------        -------------------------------

    (1)            Consent of Independent Accountants.